Exhibit 10.36
EXECUTION
GROUND LEASE
MASSACHUSETTS DEVELOPMENT FINANCE AGENCY
as Landlord
and
EVERGREEN SOLAR, INC.
as Tenant
Dated as of November 20, 2007

TABLE OF CONTENTS

ARTICLE 1
Land and Term	1

1.1. The Land	1
1.2. Condition of the Land	2
1.3. Initial Term	3
1.4. Delivery and Acceptance of Possession	3
1.5. Extension of the Initial Term	3
1.6. The Project/The Land	3

ARTICLE 2
Permitted Uses; Compliance with Laws	3

2.1. Permitted Uses; Continuous Operation upon Completion of Initial Improvements	3
2.2. Compliance with Laws	3

ARTICLE 3
Base Rent and Additional Rent	5

3.1. Base Rent	5
3.2. Payment of Base Rent	6
3.3. Method of Payment	6
3.4. Base Rent Net to Landlord	6
3.5. Additional Rent	6
3.6. No Release of Obligations	7

ARTICLE 4
Real Estate Taxes	7

4.1. Impositions	7
4.2. Impositions Assessed Against the Landlord	8
4.3. Tenant’s Failure to Promptly Pay Impositions	8
4.4. Validity of Impositions	8

ARTICLE 5
Insurance	8

5.1. Liability, Hazard and Other Insurance	8
5.2. Indemnity	10
5.3. Waiver of Subrogation	11
5.4. Landlord’s Insurance	11

ARTICLE 6
Utilities and Services	11

ARTICLE 7
Repairs and Maintenance	11

ARTICLE 8
Environmental Indemnity; Reservation of Rights Under the Federal Facilities Agreement	12

8.1. Definitions Related to Hazardous Materials	12
8.2. Release of Hazardous Materials	12
8.3. Indemnity	12
8.4. Landlord’s Right to Inspect	13
8.5. Reservation of Rights Under the Federal Facilities Agreement	13
8.6. Monitoring Wells and Access Thereto	14
8.7. Landlord to Exercise Its Rights under the Army Deed	15
8.8. Receipt of Documents	15

ARTICLE 9
Mortgages of Tenant’s Interest	15

9.1. Permitted Mortgages	15
9.2. Notice of Mortgage	15
9.3. Status Report	16
9.4. Protection of Leasehold Mortgagee	16
9.5. Lending Institutions	18

ARTICLE 10
Assignment and Subletting	18

10.1. Subletting	18
10.2. Assignment	19
10.3. Expenses of Landlord	20

ARTICLE 11
Casualty Damage	20

11.1. Restoration	20
11.2. Conditions of Work	20

ARTICLE 12
Eminent Domain and Public Dedication	20

12.1. Total, Partial Taking; Termination of Lease	20
12.2. Partial Taking — Lease Continues	22
12.3. Intentionally Deleted	22
12.4. Restoration of the Land	22
12.5. Intentionally Deleted	22
12.6. Intentionally Deleted	22
12.7. Abatement of Base Rent	22
12.8. Temporary Taking	22
12.9. Rights of Participation	22
12.10. Notice of Proceeding	23

ARTICLE 13
Intentionally Omitted	23

ARTICLE 14
No Broker Representation	23

ARTICLE 15
Quiet Enjoyment	23

ARTICLE 16
End of Term	23

ARTICLE 17
Default

17.1. Events of Default	24
17.2. Indemnity and Hold Harmless Provision	24
17.3. Landlord’s Right to Repossess	25

ARTICLE 18
As Is Delivery Of The Land	25

ARTICLE 19
Design and Construction of Initial Improvements	25

19.1. Compliance with Permits, Etc.; Soil Management Plan; Definition of “Initial Improvements”	25
19.2. Permits; Due Diligence	26
19.3. Contracts for Construction of Initial Improvements	26
19.4. General Provisions Governing Construction of Initial Improvements	26
19.5. Time for Commencement and Completion of Initial Improvements; Conditions Precedent to Commencement of Construction	27
19.6. Force Majeure	28
19.7. Substantial Completion	28
19.8. Signage	28

ARTICLE 20
Alterations and Optional Improvements; No Landlord Obligations to Make Initial Improvements or Optional Improvements	28

20.1. Conditions for Making Tenant Alterations and Optional Improvements	28

ARTICLE 21
Ownership of Improvements	29

ARTICLE 22
Miscellaneous Provisions	29

22.1. Nondiscrimination	29
22.2. Intentionally Deleted	30
22.3. The Landlord’s Liability; The Tenant’s Liability	30
22.4. Status Report	30

22.5. Provisions Binding	30
22.6. Invalidity of Particular Provisions	31
22.7. Filing of a Memorandum of Lease	31
22.8. Waiver	31
22.9. Landlord’s Right of Self-Help	31
22.10. Interest	32
22.11. Amendments	32
22.12. Governing Law	32
22.13. Notices	32
22.14. Intentionally Deleted	33
22.15. Force Majeure	33
22.16. Survival of Certain Provisions	33
22.17. “Legal Costs” Defined	33

ARTICLE 23
Tenant’s Option to Purchase	33

23.1. Grant of Option; Option Period	33
23.2. Purchase Notice and Deposit	34
23.3. Purchase Price	34
23.4. Negative Covenant in Deed to the Land	34

GLOSSARY OF DEFINED TERMS

EXHIBIT A	Legal Description of the Land

EXHIBIT B	Evergreen Solar Unified Permit

EXHIBIT C	Utility Sales Agreement

EXHIBIT D	Sketch Plan Showing Monitoring Wells on the Land

EXHIBIT E	Project Grant Agreement

EXHIBIT F	Memorandum of Lease

EXHIBIT G	Form of Purchase and Sale Agreement

SCHEDULE 1.1	Permitted Encumbrances

SCHEDULE 9.4(d)	Determination of Fair Market Rent

SCHEDULE 23	Determination of Fair Market Value

SUMMARY OF LEASE

LANDLORD:	Massachusetts Development Finance Agency

TENANT:	Evergreen Solar, Inc., a Delaware corporation

LAND:	The land known as Lot 2, Barnum Road, Town of Harvard, Worcester County, Massachusetts, containing approximately 23.11 acres of land, as more particularly described in Exhibit A to this Lease

IMPROVEMENTS:	All buildings, structures and other improvements now or hereafter existing on the Land.

PREMISES	The Land, together with the Improvements located thereon.

COMMENCEMENT DATE:	As provided in Section 1.3 hereof

TERM:	Commencing on the Commencement Date and expiring at midnight on the day immediately prior to the thirtieth (30th) anniversary date of the Commencement Date (the “Term”)

PERMITTED USES:	Uses of the Land permitted in accordance with the provisions of Article 2 hereof

RENT:	Base Rent and Additional Rent as provided in Article 3 hereof

GROUND LEASE
          THIS GROUND LEASE (this “Lease”), is made as of this 20th day of November, 2007 by and between MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a Massachusetts body politic and corporate established under Chapter 23G of the Massachusetts General Laws, successor-in-interest to the Government Land Bank under Chapter 289 of the Acts of 1998, having an address at 160 Federal Street, Boston, Massachusetts 02110 (the “Landlord”) and EVERGREEN SOLAR, INC., a Delaware corporation, having its principal office at 138 Bartlett Street, Marlborough, MA 01752 (the “Tenant”).
RECITALS:
          WHEREAS, the Landlord is the owner of the Land (as hereinafter defined) and desires to lease the Land to the Tenant and Tenant desires to lease the Land from Landlord, all on the terms and conditions set forth herein; and
          WHEREAS, the Tenant’s intended use of the Land is for the construction and operation of a facility for the design, manufacture and assembly of products for renewable energy technologies and all related functions including research and development, warehousing and administration as well as associated parking, driveways, storage areas, loading bays and site utilities (the “Project”).
AGREEMENTS:
          NOW, THEREFORE, the Landlord and the Tenant hereby agree as follows:
RULES OF CONSTRUCTION; DEFINITIONS:
          This Lease supersedes all other agreements concerning the Land, whether oral or in writing, between the Tenant and the Landlord.
          All exhibits and schedules to this Lease are incorporated herein. The use of the singular of terms which are defined herein (in the plural or the singular) shall mean and refer to any one of them, or a particular one of them, as the context permits or requires; the use of the plural of terms which are defined herein (in the singular or the plural) shall mean and refer to all or any combination of them, as the context permits or requires; and pronouns used herein shall be deemed to include the singular and the plural and all genders.
          Use of the connective “or” is not intended to be exclusive unless used with the word “either”; the term “may not” is intended to be prohibitive and not permissive; use of “includes” and “including” is intended to be interpreted as expansive and amplifying and not as limiting in any way.
          Terms defined elsewhere in this Lease shall have the respective meanings ascribed to them where so defined. A Glossary of Defined Terms may be found directly after the signature page of this Lease.
TERMS OF THIS LEASE:
ARTICLE 1
Land and Term
          1.1. The Land. The Landlord, for and in consideration of the rent, terms, covenants and conditions herein reserved and contained on the part of Tenant to be paid, kept and performed, hereby leases to the Tenant, and the Tenant hereby leases from Landlord, upon and subject to the terms, covenants and conditions herein set forth, the parcel of land known as Lot 2, Barnum Road (“Lot 2”) h located in the Town of Harvard, Worcester County, Massachusetts, Lot 2 containing approximately 23.11 acres of land, located in the Rail, Industrial and Trade-Related Zoning District at the Devens Regional Enterprise Zone and more particularly described in Exhibit A attached hereto, and all easements, privileges, hereditaments and appurtenances in, on, under or affecting Lot 2 (but excluding any public streets, ways and alleys abutting or adjoining Lot 2, which public streets, ways or alleys, the Parties agree, may be used by the Tenant in common with others entitled thereto, for all uses and purposes for which public streets, ways and alleys may be used in the Devens Regional Enterprise Zone) (the “Appurtenant Easements”), and any strips, gores, trees, shrubs and plants thereon (all of the foregoing, together with Lot 2, are hereinafter collectively referred to as the “Land”), and together with, except as otherwise herein provided, all buildings, structures and other improvements now or hereafter constructed thereon in compliance with this Lease (the “Improvements”; the Land and the Improvements are hereinafter collectively referred to as the “Premises”), free of all tenants occupying the Land pursuant to rights granted by the Landlord, subject, however, to the following: (a) any facts that an accurate survey or personal inspection of the Land would show; (b) easements, covenants and restrictions of record as of the date hereof, to the extent that the same are in force or effect; including without limitation those listed on Schedule 1.1 Permitted Encumbrances attached hereto; (c) easement rights reserved hereby in favor of Landlord (the “Reserved Easements”) if needed for purposes of installing, maintaining, replacing or upgrading underground utilities and reconnecting driveways in connection therewith by the Landlord, which Reserved Easements shall be located only within twenty-five feet of the perimeter lot line of Lot 2 and shall not materially adversely affect Tenant’s use of the Premises for the Permitted Uses (as defined in Section 2.1 hereof); (d) present and future Laws (as defined in Article 2), of all boards, bureaus, commissions and bodies of any municipal, county, state, federal or other governmental body now or hereafter having or acquiring jurisdiction over the Land and/or the use or improvement thereof, including the Devens Enterprise Commission (the “DEC”) (each a “Governmental Authority”); (e) violations of Laws, whether or not recorded or noted, of a Governmental Authority, against or affecting the Land as the same may exist on the Commencement Date (as defined below); (f) all taxes, duties, assessments, special assessments, water charges and sewer rents and any other impositions by a Governmental Authority, fixed or not fixed, accrued from and after the Commencement Date; and (g) the condition and state of repair of the Land as the same may be on the Commencement Date.
          1.2. Condition of the Land. Tenant acknowledges that it has leased the Land and has agreed to construct the Initial Improvements (hereafter defined in Article 19) after having had a full and complete opportunity to conduct an examination of the Land, including, without limitation, subsurface conditions, the presence of any hazardous waste or materials located on the Land, the legal title to the Land and Laws affecting the same, as the Tenant deems necessary and/or desirable, and accepts the same in the same condition in which they or any part thereof now are, and assumes all risks in connection therewith, without any representation or warranty, express or implied, in fact or by law, on the part of Landlord, and without recourse to Landlord, Tenant hereby waiving any and all claims, now existing or hereafter arising, relating to the condition (known or unknown) of the Land, including without limitation those matters set forth on Schedule 1.2 hereof.
          Notwithstanding the foregoing provisions, the Landlord and Tenant acknowledge that the Tenant shall have a right to terminate this Lease (“Tenant’s Termination Option”) at any time within six (6) months of the date hereof in the event that the Tenant determines that there are any Hazardous Materials located on the Land which prohibit or substantially interfere with the Tenant’s ability to construct the Initial Improvements (as defined in Article 20 hereof) and use the same for the Permitted Uses. In such event, the Tenant shall promptly notify the Landlord of the nature of the materials found and provide the

Landlord with copies of all reports related thereto received by Tenant. In no event shall the Landlord have any obligation under this Lease to remedy any such matter. In addition, in such event, the surrender of the Land by the Tenant shall be subject to the provisions of Article 16 hereof.
          1.3. Initial Term. TO HAVE AND TO HOLD the Land for an initial term (the “Initial Term”) commencing on November 20, 2007 (the “Commencement Date”); and expiring at midnight on the day immediately prior to the thirtieth (30th) anniversary date of the Commencement Date (the “Expiration Date”), unless this Lease shall sooner terminate as hereinafter provided. The Initial Term, as the same may be extended pursuant to Section 1.5 hereof, is called the “Term”.
          1.4. Delivery and Acceptance of Possession. The Landlord will deliver possession of the Land to the Tenant on the Commencement Date; the Tenant shall accept, subject to the terms hereof, possession of the Land on the Commencement Date.
          1.5. Extension of the Initial Term. Subject to the terms and provisions hereof and provided that there is no Event of Default existing at the time of the exercise of the applicable option term extension, the Tenant may extend the Initial Term of this Lease for two (2) additional terms of ten (10) years each (the “First Option Term” and the “Second Option Term”; the exercise of the Second Option Term being subject to the timely exercise of the First Option Term). The Tenant shall exercise such option by giving written notice to the Landlord on or before twelve (12) months prior to the expiration of the Initial Term for the exercise of the First Option Term and on or before twelve (12) months prior to the expiration of the First Option Term for the exercise of the Second Option Term, of its intent to exercise its option to extend this Lease for the applicable Option Term. The timely giving of such written notice by Tenant shall automatically extend the Term of this Lease for the respective Option Term at the end of the Initial Term or the First Option Term, as the case may be.
          1.6. The Project/The Land. The term “Project” shall include the Land upon construction of the Project upon the Land.
ARTICLE 2
Permitted Uses; Compliance with Laws
          2.1. Permitted Uses; Continuous Operation upon Completion of Initial Improvements. The Land shall be used and occupied only for the construction and operation of a facility for the design, manufacture and assembly of products for renewable energy technologies and all related functions including research and development, warehousing and administration as well as associated parking, driveways, storage areas, loading bays and site utilities (the “Permitted Uses”) and for no other uses, subject to and in compliance with the Evergreen Solar Unified Permit dated August 14, 2007 as amended, and attached hereto as Exhibit B (the “Unified Permit”). The Tenant acknowledges that the Landlord has entered into this Lease in reliance upon the Tenant’s covenant to use the Land for the Permitted Uses, and therefore expressly agrees that use of the Land, other than for Permitted Uses, without the express written consent of the Landlord, which may be withheld in the Landlord’s sole discretion, shall be a default hereunder with respect to which the Landlord, in addition to all of the rights available at law, shall have all rights available in equity, including the right to enforce this obligation by injunctive relief and specific performance.
          2.2. Compliance with Laws.

          (a) The Tenant shall, at all times during the Term, at the Tenant’s own cost and expense, perform and comply with, and shall cause all subtenants, licensees and operators to promptly comply with, all laws, rules, orders, ordinances, regulations, and requirements now or hereafter enacted or promulgated, of every Governmental Authority, including without limitation the Landlord acting in its capacity as a Governmental Authority, and of any agency thereof, relating to the Land and the Project, or the facilities or equipment therein, or the streets, sidewalks, curbs, and gutters on the Land and forming a part of the Land, or the appurtenances to the Land, or the franchises and privileges connected therewith, or any condition or use of the Land, including land-use, environmental and operational laws, rules, orders, ordinances, regulations and requirements (collectively, the “Laws”) whether or not such Laws so involved shall necessitate structural changes, improvements, interference with use and enjoyment of the Land or the Project, replacements, or repairs, extraordinary as well as ordinary, and the Tenant shall so perform and comply, whether or not such Laws shall now exist or shall hereafter be enacted or promulgated, and whether or not such Laws can be said to be within the present contemplation of the parties hereto. In addition, if prior to commencement of the Term, the Tenant or its agents or contractors goes onto the Land to perform any acts, such acts shall be performed in compliance with Laws and otherwise in compliance with the terms of the Non Exclusive License/Access Agreement to Enter onto Land for Limited Site Assessment and Pre-Development Activity Purposes dated as of June 15, 2007, as amended by First Amendment to License/Access Agreement dated as of July 10, 2007, Second Amendment to License/Access Agreement dated as of August 3, 2007, Third Amendment to License/Access Agreement dated as of August 16, 2007, Fourth Amendment to License/Access Agreement dated as of September 14, 2007, Fifth Amendment to License/Access Agreement dated as of September 28, 2007, Sixth Amendment to License/Access Agreement dated as of October 10, 2007, Seventh Amendment to License/Access Agreement dated as of October 17, 2007, Eighth Amendment to License/Access Agreement dated as of October 24, 2007, Ninth Amendment to License/Access Agreement dated as of October 31, 2007, Tenth Amendment to License/Access Agreement dated as of November 7, 2007, Eleventh Amendment to License/Access Agreement dated as of November 9, 2007 and Twelfth Amendment to License/Access Agreement dated as of November 14, 2007, as the same may be further amended, which Right of Entry Agreement shall terminate upon the Commencement Date of this Lease. Except as otherwise provided in Section 2.2(b) below, no provision of this Lease shall be construed so as to permit the Tenant to postpone compliance with such Laws if any Governmental Authority shall threaten to carry out any work to comply with the same or to foreclose or sell any lien affecting all or any part of the Land. Tenant shall, in the event of any violation or any attempted violation of this Section by any subtenant, licensee or operator, take steps, immediately upon knowledge of such violation, as Tenant determines to be reasonably necessary to remedy or prevent the same as the case may be.
          (b) The Tenant shall have the right, provided it does so with due diligence and dispatch, to contest by appropriate legal proceedings, without cost or expense to the Landlord, the validity of any Laws of the nature hereinabove referred to in this Section 2.2. The Tenant may postpone compliance with such Laws until the final determination of such proceedings but only so long as such postponement of compliance will not subject the Landlord to any criminal prosecution or civil action or liability, or any costs or other liability or loss of any kind against the Landlord or the interest of the Landlord in the Land or the Improvements thereon which may arise by reason of postponement or failure of compliance with such Laws and only so long as such postponement of compliance will not have an adverse effect on the public health or safety as reasonably determined by the Landlord, and the Tenant shall indemnify and hold the Landlord harmless from all costs, claims, losses and liabilities in any way relating to the same, including “Legal Costs” as hereinafter defined in Section 22.17.

          (c) Tenant shall be responsible for securing all permits or licenses necessary for the construction and operation of the Initial Improvements as soon as such applications can appropriately be made if same cannot be secured prior to the commencement of construction of the Initial Improvements, and agrees to diligently and in good faith pursue such applications and to coordinate with Landlord in such pursuit. The cost of obtaining any such licenses and permits shall be borne solely by the Tenant.
          (d) Upon Substantial Completion of the Initial Improvements, the Tenant shall Use and Occupy (as hereinafter defined) the Project consistent with the normal hours of operation for the Permitted Uses, subject to the cessation of such uses as shall be reasonably required for (i) maintenance and repair or alterations to the Project and/or the Land; (ii) as shall be reasonably required in connection with restoration resulting from any Casualty or Taking of the Land or the Project; or (iii) a cessation of the Permitted Uses for more than a three (3) month consecutive period which conduct of the Permitted Uses is not restored within three (3) months of notice from the Landlord. “Use and Occupy” shall mean the conduct of the Tenant’s business for the Permitted Uses consistent with the days and hours of operation of similar businesses.
          (e) Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall discharge, any mechanic’s or other lien placed on the estate of Landlord in the ordinary course of business or with respect to any work performed by or on behalf of Tenant on or about the Land. Tenant shall pay promptly all persons furnishing labor or materials with respect to any work performed by Tenant. Notwithstanding the foregoing, Tenant shall have the right to contest by appropriate legal proceedings diligently conducted in good faith, in the name of Tenant, or Landlord, or both without cost, expense, liability or damage to Landlord, the validity or application of any lien. Tenant and any Subtenants shall procure unconditional waivers and releases of lien claims (and/or notices of completion) in form reasonably acceptable to Landlord from all persons furnishing labor or materials with respect to any work performed on behalf of Tenant on the Land, at the time each progress payment and/or final payment is made. In the event any mechanic’s or other lien shall at any time be filed against the Land by reason of work, labor, services or materials performed or furnished, or alleged to be performed or furnished, to Tenant or to any one holding the Land through or under the Tenant, Tenant shall, within thirty (30) days of notice of its recordation, cause the same to be discharged of record or bonded to the satisfaction of Landlord. If Tenant fails to cause such lien forthwith to be so discharged or bonded after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may discharge the same by paying the amount claimed to be due or may cause the same to be bonded, and the amount so paid by Landlord, including reasonable attorney’s fees incurred by Landlord in either defending against such lien or procuring the discharge or bonding of such lien, together with interest thereon at the annual rate provided in Section 22.10 hereof, shall constitute Additional Rent and shall be payable by Tenant to Landlord on demand.
ARTICLE 3
Base Rent and Additional Rent
          3.1. Base Rent. The Tenant shall pay to the Landlord, in accordance with the terms of this Lease, base rent (“Base Rent”) in the amount of One Dollar ($1.00) per annum for the period commencing on the Base Rent Commencement Date (defined to mean the date on which the Tenant commences occupancy of the Land for the conduct of its business following completion of the Initial Improvements) and continuing throughout the Term.

          3.2. Payment of Base Rent. Commencing on the Commencement Date and continuing for the remainder of the Term, Tenant shall pay the Base Rent to Landlord in advance in one annual installment on or before the Commencement Date and each successive anniversary of the Commencement Date, respectively.
          3.3. Method of Payment. All payments of Base Rent, Additional Rent (as hereinafter defined) (Base Rent and Additional Rent are together referred to herein as “Rent”) and other sums due Landlord shall be paid in current U.S. exchange by check drawn on a Boston Clearinghouse Bank without intervening endorsement at the Landlord’s address set forth at the beginning of this Lease or such other place as Landlord may from time to time direct by written notice (or if requested by Landlord, following reasonable advance notice accompanied by appropriate instructions, by electronic fund transfer) without notice, demand, set-off, counterclaim or other deduction. Rent not paid within five (5) days of when due shall bear interest at an annual rate as provided in Section 22.10 hereof. Tenant shall make ratable payments of Rent for any period of less than a month, as and when Rent is adjusted hereunder. Each payment of Additional Rent shall be paid by the Tenant directly to the party entitled to such payment.
          For purposes of this Lease, all monetary amounts to be paid by Tenant pursuant to the terms of this Lease, and whether characterized as Base Rent or Additional Rent, shall be deemed to constitute Rent hereunder, it being the intention of the parties hereto that Landlord shall have the right to exercise all rights and remedies for the non-payment of Additional Rent when due that Landlord has hereunder for the non-payment of Base Rent.
          Without limiting the foregoing, except as and to the extent expressly otherwise provided in this Lease, Tenant’s obligation so to pay Rent shall not be discharged or otherwise affected by any applicable Law now or hereafter applicable to the Land, or any other restriction on or interference with the Permitted Uses, or any damage or destruction of the Land or any Improvements thereon, or any Taking, or any other interruption or occurrence whatsoever.
          3.4. Base Rent Net to Landlord. Base Rent shall be absolutely net to the Landlord so that this Lease shall yield to the Landlord the full amount of Base Rent without deduction and free of any charges, assessments, Impositions (as hereinafter defined in Article 4) or deductions of any kind charged, assessed, or imposed on or against the Land or its use, and without abatement, deduction or set-off by the Tenant, and the Landlord shall not be expected or required to pay any such charge, assessment or Imposition, or be under any obligation or liability hereunder except as herein expressly set forth, and all costs, expenses and obligations of any kind relating to the maintenance and operation of the Land, including all alterations, repairs, reconstruction and replacements as provided in this Lease, that may arise or become due during the Term hereof shall be paid by the Tenant, and the Landlord shall be indemnified and saved harmless by the Tenant from and against such costs, expenses and obligations.
          3.5. Additional Rent. From and after the Commencement Date, the Tenant shall also pay without abatement, deduction or set-off as additional rent (“Additional Rent”), all sums, Impositions (as defined in subsection 4.1), costs, expenses and other payments which the Tenant in any of the provisions of this Lease assumes or agrees to pay and in the event of any non-payment of Additional Rent, the Landlord shall have (in addition to all other rights and remedies) all the rights and remedies provided for herein or by law or in equity. Additional Rent for any partial month at the beginning or end of the Term shall be prorated and Tenant shall only be liable for the portion of such Additional Rent attributable to the Term hereunder.
          3.6. No Release of Obligations. (a) No happening, event, occurrence or situation during the Term hereof, whether foreseen or unforeseen, and however extraordinary (including without limitation, the Tenant’s failure, refusal or inability for any reason to construct the Initial Improvements) shall permit the Tenant to quit or surrender the Land or this Lease or shall relieve the Tenant from its liability to pay the Base Rent and Additional Rent and other charges due under this Lease, or shall entitle the Tenant to any abatement or refund of any Base Rent, or shall relieve the Tenant from any of its other obligations under this Lease, and (b) the Tenant waives any rights now or hereafter conferred upon, to the extent permitted by law, to quit or surrender the Land leased hereunder, or any part thereof, or to any abatement, set-off, reduction or suspension of Base Rent or Additional Rent on account of any such act, happening, occurrence or situation, except as otherwise provided herein.
ARTICLE 4
Real Estate Taxes
          4.1. Impositions. Tenant covenants to pay throughout the Term, directly to the appropriate Governmental Authority or to the appropriate party, before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, any and all taxes and amounts payable under a certain Tax Increment Financing Agreement by and between the Landlord and the Tenant dated November 20, 2007 (the “TIF Agreement”), and payments in lieu of taxes required to be paid under any agreement with the Landlord, assessments (including, but not limited to, all assessments for public improvements or benefits, payable during the term of this Lease), water, sewer and other rents, rates and charges, charges for public utilities, excises, levies, licenses and permit and inspection fees and other charges (imposed by a Governmental Authority or otherwise), general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which at any time during the Term are assessed, levied, confirmed, imposed upon, or grow or become due or payable out of or in respect of, or become a lien on (a) the Land, or (b) any payments reserved or payable hereunder or any other sums payable by the Tenant hereunder, or (c) this Lease or the leasehold estate hereby created, or which arise in respect of the operation, possession, occupancy or use of the Land (all of which taxes, payments in lieu of taxes, assessments, charges, interest, penalties or like charges are sometimes hereinafter referred to collectively as “Impositions” and individually as an “Imposition”); provided, however, that:
          (i) If, by law, any Imposition is or may be payable, at the option of the taxpayer, in installments, the Tenant may pay such Imposition in installments (with any accrued interest due and payable on the unpaid balance of the Imposition) and shall pay each such installment as the same respectively becomes due and before any fine, penalty, further interest or cost may be added thereto.
          (ii) Impositions, whether or not a lien upon the Land, shall be apportioned between the Landlord and the Tenant at the beginning and at the end of the Term, and the Tenant shall pay only such Impositions which are assessed against the Land with respect to any tax year which falls within the Term. The Tenant hereby waives any claim that it is or may become exempt from obligations relating to Impositions based upon the Landlord’s status as a Governmental Authority.

          4.2. Impositions Assessed Against the Landlord. Nothing herein contained shall require the Tenant to pay income taxes assessed against the Landlord, or any capital levy, corporation franchise, excess profits, estate, succession, inheritance or transfer taxes of the Landlord, unless such taxes are imposed or levied upon or assessed as a total or partial substitute for, or in lieu of, any other Imposition required to be paid by the Tenant pursuant to this Article 4, in which event, the same shall be deemed Impositions and shall be paid by the Tenant; provided, however, that if at any time during the Term, the method of taxation shall be such that there shall be levied, assessed or imposed on the Landlord a capital levy, gross receipts or other tax on the Rent received hereunder and/or a franchise tax or an assessment, levy or charge measured by or based, in whole or in part, upon such Rent, upon the Land or the Project (including but not limited to the acquisition, leasing, use or value thereof), and/or measured in whole or in part by the Landlord’s income from, or use of, the Land, then all such taxes, assessments, levies and charges, or the part thereof so measured or based, shall be deemed to be included within the term “Impositions” for the purposes hereof and the Tenant shall pay and discharge the same as herein provided in respect of the payment of Impositions.
          4.3. Tenant’s Failure to Promptly Pay Impositions. The Tenant shall pay all Impositions before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, and, with respect to real estate taxes only, shall furnish to the Landlord, within thirty (30) days of a written request by the Landlord, with receipts or other satisfactory proof evidencing payment of such real estate taxes.
          4.4. Validity of Impositions. The Tenant shall have the right to contest the amount or validity, in whole or in part, of any Imposition by appropriate proceedings diligently conducted in good faith, but only after payment of such Imposition, unless such payment would operate as a bar to such contest or interfere materially with the prosecution thereof, in which event, notwithstanding the provisions hereof, the Tenant may postpone or defer payment of such Imposition if, but only if (i) neither the Land or Project nor any part thereof would by reason of such postponement or deferment be in danger of being forfeited or lost, and (ii) the Tenant shall have provided the Landlord with evidence that the amount so contested and unpaid, together with all interest and penalties in connection therewith and all charges that may or might be assessed against or become a charge on the Land or the Project or any part thereof, in such proceedings has been set aside in a separate bank account and earmarked for such purposes upon such arrangements as are reasonably satisfactory to the Landlord. The Tenant will save the Landlord harmless from any and all losses, liabilities, claims, judgments, decrees and costs, including Legal Costs, in connection with any such contest and will, promptly after the final settlement, compromise or determination of such contest, fully apply and discharge the amounts which shall be levied, assessed, be payable thereon or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith.
ARTICLE 5
Insurance
          5.1. Liability, Hazard and Other Insurance.
          (a) The Tenant will, at all times during the Term, maintain, or cause to be maintained, insurance on the Premises of the following character:
          (i) Insurance against loss or damage by fire, vandalism and malicious mischief, extended coverage perils and all physical loss perils commonly known as “All Risk” (including earthquake coverages if the same is available at commercially reasonable rates), as shall from time to time be customary for similarly situated premises in The Commonwealth of Massachusetts, with a replacement cost coverage endorsement, an agreed amount endorsement waiving all co-insurance provisions of the policy or policies in question, and in an amount not less than one hundred percent of the replacement value of the Improvements (excluding foundation(s)), without any deduction being made for depreciation and with a deductible not to exceed $50,000. Such replacement value shall be determined by the company issuing the insurance policy at the time the policy is initially obtained and shall be evidenced by an agreed amount endorsement.
          (ii) Commercial general liability insurance on an occurrence basis insuring the Tenant against claims for bodily injury, death, or property damage occurring on, in, or about the Land, or in connection with the Tenant’s use and occupancy of the Land and the Improvements, such insurance to be in standard form and with such coverages and in such amounts as the Landlord shall reasonably request pursuant to Section 5.1(a) (vii) (but in any event initially with a general aggregate limit of not less than $5,000,000, a products — completed operations aggregate limit of not less than $5,000,000, a personal and advertising injury limit of not less than $1,000,000, and a per occurrence limit of not less than $5,000,000 for bodily injury, property damage and medical payments, which may be based upon a combination of primary coverage of not less than $1,000,000 plus umbrella coverage, which policy shall include operations and contractual liability coverage which insures performance by the Tenant of the indemnity provisions set forth in Section 5.2 of this Lease. The Landlord shall be named as an additional insured under this policy.
          (iii) Adequate boiler and pressure vessel insurance on all equipment, parts thereof, and appurtenances attached or connected to the Land, which by reason of their use or existence are capable of bursting, erupting, collapsing, or exploding, in such limits as may be reasonably acceptable to the Landlord.
          (iv) During the course of any construction, repair, restoration or replacement of the Improvements, builder’s risk insurance (or such reasonably comparable insurance) on an all-risk basis (including collapse) in an amount equal to 100% of the projected completed value of the Initial Improvements with “increased cost of construction” endorsement and shall insure against the perils of fire and extended coverage and physical loss or damage, including without duplication, coverages with respect to casualties arising due to subsurface work, shoring, blasting, pile driving, caisson work and the like, loss or damage to the equipment, supplies and materials furnished and stored, and owned and non-owned vehicle liability insurance with respect to all vehicles and registered mobile equipment and with respect to any unlicensed mobile equipment, written on a completed value, non-reporting form.
          (v) Broad form flood insurance if any portion of the Improvements is currently or at any time in the future located in an area identified by the Secretary of Housing and Urban Development, or any successor agency, as an area having special flood, mudslide or flood-related erosion hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended from time to time, provided that if broad form flood coverage is not available, such insurance shall be for the lesser of the replacement value of the Improvements or the maximum amount available under the National Flood Insurance Program.

          (vi) If required by Laws, worker’s compensation insurance for all persons engaged by the Tenant or any contractor or subcontractor to conduct any activities at the Land, subject to the statutory limits in the Commonwealth of Massachusetts, and employers liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 per disease policy limit.
          (vii) Such other insurance reasonably required by the Landlord and customarily carried by tenants of similar property in similar businesses, or increased amounts of the insurance referred to in (i) — (vi) above (based on changed circumstances, including the declining value of the dollar), that the Landlord may reasonably request, but not to exceed the level of coverage for such insurance commonly carried by comparable business similarly situated, as reasonably determined by the Landlord.
          (b) Such insurance shall be written by companies of recognized financial standing which are rated “A” or “A-” by a national rating agency and are legally qualified to issue such insurance in The Commonwealth of Massachusetts, and such insurance shall name the Tenant as the insured party thereunder. Such insurance may be obtained by the Tenant by endorsement on its blanket insurance policies, provided that (i) such blanket policies satisfy the requirements specified herein, and (ii) the Landlord shall be furnished with the certificate of the insurer to the effect that (a) the amount of insurance allocable exclusively to the Premises is not less than the amount required by this Article and (b) the protection afforded the Premises is not less than the protection that would have been afforded under a separate policy or policies relating only to the Premises. All insurance policies to be maintained hereunder shall require thirty (30) days advance written notice to the Landlord prior to cancellation, material modification or expiration of such policies.
          (c) The Tenant has, as of the Commencement Date, delivered to the Landlord certificates of insurance satisfactory to the Landlord evidencing all the insurance which is then required to be maintained by the Tenant hereunder, and the Tenant shall deliver to the Landlord no later than sixty (60) days after the Commencement Date the original or duplicate policies satisfactory to the Landlord evidencing all the insurance which is then required to be maintained by the Tenant hereunder; in addition, the Tenant shall, within thirty (30) days prior to the date of expiration of any such insurance, deliver either original or duplicate policies or certificates of insurance (followed within sixty (60) days thereafter by delivery of the extension of the policies) evidencing the renewal of such insurance. Should the Tenant fail to effect, maintain, or renew any insurance provided for herein, or to pay the premium therefor, or to deliver to the Landlord any of such policies or certificates when required hereunder, the Landlord, at its option, but without obligation so to do, may procure such insurance, and any sums expended by it to procure such insurance shall be Additional Rent hereunder and shall be repaid by the Tenant within thirty (30) days following the date on which demand therefor shall be made by the Landlord. The Tenant’s insurance policy(ies) shall contain a provision that such policy(ies) shall not be canceled, modified or reduced in scope, and shall not expire, without thirty (30) days prior written notice to the Landlord.
          5.2. Indemnity. To the extent such provision is enforceable at law and except to the extent arising as a result of the negligence or willful misconduct of Landlord, the Tenant will indemnify and hold harmless the Landlord (including for purposes of this Section 5.2, the Landlord’s officials, employees, agents, contractors and representatives) from and against any and all liability, loss, damages, expenses (including Legal Costs), costs of action, suits, interest, fines, penalties, claims, and judgments arising from injury, or claim of injury, during the Term of this Lease to person or property of any and every nature, and from any matter or thing, arising from any act or failure to act by the

Tenant with respect to the Land or the Improvements to be constructed thereon (including the facilities and equipment thereon), the occupation, possession, use, management, improvement, construction, alteration, repair, maintenance, control or leasing of the Land or the Improvements to be constructed thereon (including the streets, sidewalks, steam tunnels, curbs, and gutters forming a part of the Premises, the appurtenances to the Premises, or the franchises and privileges connected therewith, or arising out of the Tenant’s failure to perform, fully and promptly, or the Tenant’s postponement of compliance with, each and every term, covenant, condition, or agreement herein provided to be performed by the Tenant. The Tenant shall pay the Legal Costs of the Landlord incurred in connection with any and all suits that may be brought and claims which may be made, against the Landlord, or in which the Landlord may be impleaded with others, whether the Landlord shall be liable or not, upon any such above-mentioned liability, loss, damages, expenses, costs of action, suits, interest, fines, penalties, claims, and judgments, and the Tenant, at the Tenant’s own cost and expense, shall satisfy, pay, and discharge any and all judgments, and pay any settlements approved by the Tenant, that may be recovered against the Landlord in any such action or actions in which the Landlord may be a party defendant, or that may be filed against the Land, or any interest therein, and in the event of the failure of the Tenant to pay the sum or sums for which the Tenant shall become liable as aforesaid, then the Landlord may pay such sum or sums, with all interest and charges which may have accrued thereon, and the amount so paid by the Landlord, together with any Legal Costs, shall be Additional Rent payable by the Tenant to the Landlord within thirty (30) days following the date on which demand therefor shall be made by the Landlord. The indemnification provisions set forth in this Section 5.2 shall survive the expiration or earlier termination of this Lease.
          5.3. Waiver of Subrogation. Each insurance policy obtained by the Tenant in connection with this Lease shall include a waiver by the insurer of all rights of subrogation against the Landlord.
          5.4. Landlord’s Insurance. The Tenant acknowledges that the Landlord is not required to procure or maintain insurance of any kind on or with respect to the Land or the Improvements under this Lease.
ARTICLE 6
Utilities and Services
          The Tenant shall provide and pay for, as Additional Rent, directly to the utility provider, all charges by any public authority or public utility for all of Tenant’s requirements for utilities and services, including, but not limited to, gas, steam, heat, water, sewer, electricity, telephone or other telecommunication service and the like at the Land, and service inspections made therefor. The Landlord shall have no obligation to provide the Land with or arrange for the availability of any utilities or services and makes no representations or warranties relating thereto or to the condition of the Land in any respect.
          Simultaneously with the execution of this Lease, the Tenant shall, as a condition of the effectiveness of this Lease, enter into a Utility Sales Agreement in the form of Exhibit C hereto.
ARTICLE 7
Repairs and Maintenance
          The Tenant agrees to be solely responsible, at its sole cost and expense, for maintaining the Premises and each and every part thereof throughout the Term of this Lease, and agrees, without limitation, to: (i) ensure that the Premises are in compliance with Laws; and (ii) maintain the Premises in good order and repair in compliance with the terms of this Lease throughout the Term. All work performed by the Tenant shall be done in a good and workmanlike manner and in compliance with all applicable Laws. The Tenant shall not permit or commit any nuisance or unlawful conduct.
ARTICLE 8
Environmental Indemnity; Reservation of Rights Under the Federal Facilities Agreement
          8.1. Definitions Related to Hazardous Materials.
          (a) For purposes of this Lease, “Hazardous Materials” include and mean substances defined or classified as a “hazardous substance”, “hazardous material”, “hazardous waste”, “pollutant”, or otherwise denominated as a regulated or hazardous substance, waste or material, toxic or pollutant in any of the following: (i) the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980; (ii) the federal Hazardous Materials Transportation Uniform Safety Act of 1990; (iii) the federal Toxic Substances Control Act; (iv) the federal Resource Conservation and Recovery Act; (v) Massachusetts General Laws, Chapter 21D; (vi) Massachusetts General Laws, Chapter 21E; (vii) Massachusetts General Laws, Chapter 21C; (viii) Massachusetts General Laws, Chapter 21I; (ix)-any other federal, state or local law addressing itself to environmental contamination, waste or health and safety; or (x) any regulations promulgated under any of the foregoing, including, without limitation, the regulations promulgated under M.G.L. c. 21E at 310 CMR 40.000 et seq. (the “Massachusetts Contingency Plan” or “MCP”); as any of the foregoing may be promulgated or amended (collectively, the “Environmental Laws”). “Hazardous Materials” shall specifically include, but not be limited to, oil, asbestos, explosives, polychlorinated biphenyls, petroleum and petroleum-based derivatives, and urea formaldehyde.
          (b) “Remedial Work” as used in this Article 8 shall mean investigations, assessments, monitoring, response actions, remedial actions or interim cleanup actions relating to known or suspected Hazardous Materials.
          8.2. Release of Hazardous Materials.
          Tenant, for itself and its subtenants and each of their respective agents, employees, consultants, subconsultants, contractors, subcontractors, affiliates and invitees and anyone claiming by or through any of them (such parties other than Tenant being referred to as “Tenant’s Agents”) covenants and agrees during the Term (i) not to release or dispose of Hazardous Materials, or allow any threat of release of any Hazardous Materials, at, on, under, to or from the Land in violation of any Environmental Laws; (ii) except where incidental to Permitted Uses and managed, generated, used, stored and transported in compliance with the Environmental Laws and so as not to constitute a release or threat of release to the environment of any Hazardous Materials, not to allow the manufacture, treatment, storage or presence of any Hazardous Materials at the Land, or transportation of any Hazardous Materials from or onto the Land; (iii) to comply with the Environmental Laws with respect to the Land, and (iv) to perform and pay for all Remedial Work required under the Environmental Laws or reasonably necessary for the Permitted Uses to address any Hazardous Materials, except as otherwise provided in Section 8.7 hereof with respect to the obligations of the Department of the Army as Grantor under the Army Deed (as hereinafter defined in Section 8.5).
          8.3. Indemnity. The Tenant agrees to indemnify and hold the Landlord and its employees, contractors, representatives and agents harmless from any costs (including Legal Costs), claims,

judgments, damages, penalties, fines, liabilities or losses of every nature and kind whether at law or in equity arising, out of or in any way relating to the presence, release, transportation, treatment, migration, storage or disposal of Hazardous Materials on or relating to the Land as a result of Tenant’s activities (including without limitation all such persons claiming by, through or under Tenant) on or operations on the Land or in connection with the Improvements to be constructed thereon during the Term of this Lease (which for purposes of this Lease shall include the work conducted by the Tenant under that certain Non-Exclusive License/Access Agreement dated June 15, 2007, as amended) (“Tenant’s Indemnity”). Tenant’s Indemnity shall specifically cover, without limitation, the following: Remedial Work, consultants’ fees, response costs, potentially responsible party group costs, investigation and defense costs, and experts’ fees; all costs and damages, including natural resource damages, in connection with requirements or claims of any Government Authority or in connection with Third Party Claims, including sums paid in settlement of claims, regardless of whether any of such requirements or claims prove true or warranted; all costs of the enforcement of the Tenant’s obligations hereunder.
          Tenant’s Indemnity shall survive the expiration or termination of this Lease or any transfer of all or any portion of the Land, or of any interest in this Lease.
          8.4. Landlord’s Right to Inspect.
          To the extent required by any Governmental Authority or by any applicable Laws, Landlord and its officers, employees, contractors or agents shall have the right, but not the duty, except as set forth in Section 8.7, following reasonable advance notice of no less than seven (7) business days (except in the case of an emergency), to enter upon the Land from time to time for the purposes of inspections and other actions required in order to comply with applicable Laws. Landlord shall not be liable to Tenant in any manner for any expense, loss or damage occurring by reason of the aforesaid entries, nor shall the exercise of any such right be deemed an eviction or disturbance of Tenant’s use or possession, provided that, subject to the terms and provisions of the matters set forth on Schedule 1.1 hereto, the Landlord shall make all reasonable efforts to coordinate such entry so as to minimize any adverse impact to Tenant’s normal operations at the Land.
          8.5. Reservation of Rights Under the Federal Facilities Agreement. Pursuant to the terms of a certain Quitclaim Deed (the “Army Deed”) dated as of May 9, 1996 from the Department of the Army (the “Army” or the “Grantor”) to Landlord (the “Grantee”) and recorded with the Worcester County (Worcester District) Registry of Deeds (the “Registry”) in Book 17906, Page 1, the following provision that was contained therein must be set forth in future instruments transferring an interest in property conveyed to the Landlord by the Army, including the Land:
          By accepting this Deed, the Grantee acknowledges that the Grantor has provided the Grantee with a copy of the Federal Facilities Agreement (the “FFA”) between the Grantor and the U.S. Environmental Protection Agency (the “EPA”), dated May 11, 1991, and the modification thereto, dated March 26, 1996. The Grantor shall provide the Grantee with a copy of any future amendments to the FFA.
A. The Grantor, EPA, and the Commonwealth of Massachusetts, and their agents, employees, and contractors, shall have access to and over the Property as may be necessary for any investigation, response, or corrective action pursuant to CERCLA or the FFA found to be necessary before or after the date of this Deed on the Property or on other property comprising the Fort Devens National Priorities List (the “NPL”) site. This reservation includes the right to access to and use of, to the extent permitted by law, any available utilities at reasonable cost to the United States.
B. In exercising the rights hereunder, the United States and the Commonwealth shall give the Grantee or its successors or assigns reasonable notice of actions taken on the Property under the FFA and shall, to the extent reasonable, consistent with the FFA, and at no additional cost to the United States, endeavor to minimize the disruption to the Grantee’s, its successors’, or assigns’ use of the Property.
C. The Grantee agrees that notwithstanding any other provision of the Deed, the United States assumes no liability to the Grantee, its successors, or assigns, or any other person, should implementation of the FFA interfere with the use of the Property. The Grantee and its successors and assigns shall have no claim on account of any such interference against the United States or the Commonwealth or any officer, agent, employee, or contractor thereof.
D. Prior to the determination by the United States that all remedial action is complete under CERCLA and the FFA for the Fort Devens NPL site, (i) the Grantee, its successors and assigns, shall not undertake activities on the Property that would interfere with or impede the completion of the CERCLA clean-up at the Fort Devens NPL site and shall give prior written notice to the Grantor, EPA, and the Commonwealth of any construction, alterations, or similar work on the Property that may interfere with or impede said clean-up; and (ii) the Grantee shall comply with any institutional controls established or put in place by the Grantor relating to the Property which are required by any record of decision (“ROD”) or amendments thereto, related to the Property, which ROD was approved by the Grantor and EPA and issued by the Grantor pursuant to CERCLA or the FFA before or after the date of this Deed. Additionally, the Grantee shall ensure that any leasehold it grants in the Property or any fee interest conveyance of any portion for the Property provides for legally-binding compliance with the institutional controls required by any such ROD.
E. For any portion of the Property subject to a response action under CERCLA or the FFA, prior to the conveyance of an interest therein, the Grantee shall include in all conveyances provisions for allowing the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to CERCLA or the FFA on said portion of the Property and shall notify the Grantor, EPA, and the Commonwealth by certified mail, at least sixty (60) days prior to any such conveyance of an interest in said property, which notice shall include a description of said provisions allowing for the continued operation of any monitoring wells, treatment facilities, or other response activities undertaken pursuant to CERCLA or the FFA.
F. Prior to the determination by the United States that all remedial action under CERCLA and the FFA is complete under CERCLA and the FFA for the Fort Devens NPL site, the Grantee and all subsequent transferees of an interest in any portion of the Property will provide copies of the instrument evidencing such transaction to the Commonwealth, the EPA, and the Grantor by certified mail, within fourteen (14) days after the effective date of such transaction.
G. The Grantee and all subsequent transferees shall include the provisions of this Section VIII in all subsequent leases, transfer, or conveyance documents relating to the Property or any portion thereof that are entered into prior to a determination by the United States that all remedial action is complete at the Fort Devens NPL site.”
     8.6. Monitoring Wells and Access Thereto. In addition to the Tenant’s obligations under Section 8.5, Landlord hereby notifies Tenant that there are two monitoring wells, 57M-96-09X and G3M-93-09X, located on the Land and shown on a sketch plan prepared by the Landlord and attached hereto as Exhibit D. The Tenant acknowledges its obligations pursuant to Section 8.5 hereof and the Army Deed with respect to the continued operations of such monitoring wells, treatment facilities or other response activities undertaken pursuant to CERCLA or the FFA on any portion of the Land, including a right of access to the Landlord and the Army, and shall notify the Army, the Environmental

Protection Agency and the Commonwealth of Massachusetts by certified mail sixty (60) days prior to any conveyance of an interest in the Land, which notice shall include a description of said provisions allowing for the continued operation of any monitoring wells, treatment facilities or other response actions undertaken pursuant to CERCLA or the FFA.
          8.7. Landlord to Exercise Its Rights under the Army Deed. The Landlord shall take all actions reasonably necessary to enforce the obligations of the Grantor under the Army Deed related to Hazardous Materials for which the Landlord is indemnified under the Army Deed.
          8.8. Receipt of Documents. The Tenant acknowledges that it has received a copy of the Army Deed, the FFA and a copy of the Administrative Consent Order and Covenant Not to Sue, ACO-CE-96-3001, and is familiar with the content of said documents.
ARTICLE 9
Mortgages of Tenant’s Interest
          9.1. Permitted Mortgages. The Tenant from time to time during the Term of this Lease may make one or more leasehold mortgages or collateral assignments of this Lease and the leasehold estate in the Land created hereby (each a “Leasehold Mortgage”) provided as a condition thereof such Leasehold Mortgage must comply with the following requirements:
          (a) Each Leasehold Mortgage shall convey no interest in any real property other than the Tenant’s interest in this Lease and the Improvements constructed on the Land during the Term of this Lease. The fee interest of the Landlord in the Land shall never be subordinated to any Leasehold Mortgage, nor will Base Rent or Additional Rent or any other payments hereunder be subordinated to any such Leasehold Mortgage.
          (b) The holder of each Leasehold Mortgage (a “Leasehold Mortgagee”) must be a Lending Institution (as defined in Section 9.5).
          (c) There may be an unlimited number of Leasehold Mortgages of this Lease and the leasehold estate created hereby at any one time provided however that, notwithstanding any provision of this Lease to the contrary, the Landlord shall not be required to give notices, statements or other written communications to any leasehold mortgagee other than the Leasehold Mortgagee (defined below) holding the first priority leasehold mortgage on the Tenant’s leasehold interest hereunder.
          (d) The holder of each leasehold mortgage must agree in writing upon taking possession of the Land to cure all Events of Default of which it has notice in accordance with the provisions of Section 9.4 hereof, and to otherwise comply with any obligations imposed upon Leasehold Mortgagees under Section 9.4.
          9.2. Notice of Mortgage. No Leasehold Mortgagee shall have the rights or benefits mentioned in this Article, nor shall the obligations of the Landlord be binding upon the Leasehold Mortgagee, unless and until a notice of such Leasehold Mortgage and of each assignment thereof, containing the full name and address of such Leasehold Mortgagee, the term of such mortgage, and a representation from the Tenant and the Leasehold Mortgagee that the Leasehold Mortgage is in compliance with the provisions of Section 9.1 (a) — (e), shall have been delivered to and received by the Landlord, notwithstanding any other form of notice, actual or constructive.

          9.3. Status Report. The Landlord agrees at any time and from time to time, upon not less than twenty (20) days prior written request by a Leasehold Mortgagee or proposed Leasehold Mortgagee, to execute, acknowledge and deliver to such Leasehold Mortgagee or proposed Leasehold Mortgagee a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that either no Event of Default exists and no event has occurred which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder or specifying the Event of Default which has occurred, the dates to which the Base Rent and other charges have been paid in advance, if any, and such additional items as a Leasehold Mortgagee or proposed Leasehold Mortgagee may reasonably require, it being intended that any such statement delivered pursuant to this Section 9.3 may be relied upon by any Leasehold Mortgagee or proposed Leasehold Mortgagee or assignee of any Leasehold Mortgagee. In connection therewith, the Landlord may require that the Tenant provide to the Landlord a certification as to the existence of any Event of Default or such other information to be included in the Landlord’s statement hereunder, and if the Landlord so requires, then the Landlord may rely on such certification in its statement and the Landlord shall not be liable for or bound by any material inaccuracy or omission contained in the Landlord’s statement to the extent of any material inaccuracy or omission contained in the Tenant’s certification to the Landlord.
          9.4. Protection of Leasehold Mortgagee. If the Tenant, or the Tenant’s successors or assigns, shall mortgage this Lease in compliance with the provisions of this Article 9, then so long as any such Leasehold Mortgage shall remain unsatisfied of record, the following provisions shall apply:
          (a) Notice of Default. The Landlord, upon serving upon the Tenant any notice of default pursuant to the provisions of Article 17 hereof, or any other notice under the provisions of or with respect to this Lease, shall also serve a copy of such notice upon the Leasehold Mortgagees of which the Landlord has notice pursuant to Section 9.2 hereof holding the first priority mortgage on the leasehold estate hereunder, in accordance with Section 22.14 hereof.
          (b) Right to Remedy Defaults. Any Leasehold Mortgagee, in case the Tenant shall be in default hereunder, shall have the right to remedy such default, or cause the same to be remedied, during the cure time (if any) following notice of default provided in Section 17.1 and any additional time as may be provided in Section 9.4(c), and the Landlord shall accept such performance by or at the instance of such Leasehold Mortgagee as if the same had been made by the Tenant. In addition, any Leasehold Mortgagee shall have the right to remedy such default, or cause the same to be remedied, within ten (10) days of the expiration of the Tenant’s cure period under Section 17.1 if such default is a monetary default, and within thirty (30) days of the expiration of the Tenant’s cure period under Section 17.1 if such default is a non-monetary default.
          (c) Leasehold Mortgagee’s Right to Prevent Termination/Exercise Purchase Option. Anything herein contained to the contrary notwithstanding, upon the occurrence of any Event of Default, the Landlord shall take no action to effect a termination of this Lease without first giving to the Leasehold Mortgagee written notice thereof and a reasonable time thereafter, such reasonable time to be determined by the Landlord in its reasonable discretion, and in any event such reasonable time not to exceed six (6) months (such reasonable time being referred to in this Lease as the “Forbearance Period”), within which either (i) to obtain possession of the Premises (including possession by a receiver) or (ii) to institute, prosecute and complete foreclosure proceedings or otherwise acquire the Tenant’s interest under this Lease with diligence and, subject to the Leasehold Mortgagee’s obligation to perform all obligations arising from time to time as they become due during the Forbearance Period as provided below, to assume all of the Tenant’s obligations under this Lease. Notwithstanding anything contained in this Lease to the contrary, a Leasehold Mortgagee shall be required to comply with the obligations of the Tenant to maintain the Premises in compliance with Laws and to make and keep the Premises safe and buildable, and with respect to the Leasehold Mortgagee’s obligation to make and keep the Premises safe and buildable, the Leasehold Mortgagee shall be required to take all reasonable measures to make the Premises safe within sixty (60) days of receipt of notice from the Landlord that an Event of Default has occurred.
          (d) Exercise of Remedies. In the event that the Leasehold Mortgagee holding the Exclusive Leasehold Mortgagee Rights (as defined in Section 9.4(f)) seeks to exercise its available remedies under its leasehold mortgage, then the commencement of such exercise shall be an automatic exercise by said Leasehold Mortgagee of the Tenant’s option to purchase the Land, and shall be subject to the provisions of Article 23 hereof, including without limitation the execution and delivery of the Purchase Agreement as defined in Section 23.1 hereof. In the event that said Leasehold Mortgagee commences such exercise but fails to acquire the Land on the scheduled closing date established under the Purchase Agreement and such failure is not solely and directly due to the inability of the Landlord to close due to a default or otherwise, then the provision of Article 10.2.1(c) hereof shall be applicable and annual Base Rent hereunder shall increase to fair market rent for the Property, determined in accordance with the procedures set forth in Schedule 9.4(d) hereof, taking into consideration the Permitted Uses as such Permitted Uses may be modified as provided below, and effective as of the scheduled closing date under the Purchase Agreement. Furthermore, in such event, neither said Leasehold Mortgagee nor any assignee of said Leasehold Mortgagee shall have the benefit of any First Option Term nor Second Option Term if not previously exercised by the Tenant pursuant to the provisions of Section 1.5 hereof. However, in such event, said Leasehold Mortgagee may seek the consent of the Landlord, such consent not to be unreasonably withheld, conditioned or delayed, to change the use of the Land from the Permitted Uses under Section 2.1 to another use, so long as such other use is in compliance with Laws.
          (e) Insurance. The Landlord agrees that the name of any Leasehold Mortgagee may be added to the “Loss Payable Endorsement” of any and all insurance policies required to be carried by the Tenant hereunder.
          (f) Benefit of Provisions. The provisions of this Article 9 are for the benefit of, and are to be enforceable by, each Leasehold Mortgagee to the extent more than one Leasehold Mortgage is permitted to be granted hereunder. If there is more than one Leasehold Mortgagee, the senior Leasehold Mortgagee shall be entitled to exercise the remedies of a Leasehold Mortgagee which are by their nature impossible or impractical to be exercised by more than one Leasehold Mortgagee (collectively, “Exclusive Leasehold Mortgagee Rights”). Unless a Leasehold Mortgagee provides the Landlord with written evidence to the contrary in the form of a subordination or intercreditor agreement executed by the relevant Leasehold Mortgagees, the Leasehold Mortgagee who is the first Leasehold Mortgagee of record shall be deemed to be the senior Leasehold Mortgagee and the holder of the Exclusive Leasehold Mortgagee Rights. The Landlord may rely on a current certification or commitment of the title insurance company providing title insurance to the Tenant (or if none, a title insurance company chosen by the Landlord) with respect to the Premises as to which Leasehold Mortgagee is the first Leasehold Mortgagee of record. All reasonable costs, including Legal Costs, incurred by the Landlord in connection with such certification or commitment shall be paid by the Tenant as Additional Rent. To the extent that there is more than one Leasehold Mortgagee at any time, all references to “Leasehold Mortgagee” contained in this Lease shall be read in the context of and subject to the terms of this Section 9.4(f).

          (g) Modification. No agreement between the Landlord and the Tenant modifying, canceling or surrendering this Lease shall be effective without the prior written consent of the Leasehold Mortgagee.
          (h) Merger. No union of the interests of the Landlord and the Tenant herein shall result in a merger of this Lease with the fee interest.
          9.5. Lending Institutions. A “Lending Institution” shall mean a national bank, commercial bank, savings bank, savings and loan institution, trust or insurance company, real estate investment trust, pension, welfare or retirement fund, conduit lender or investment banking firm or any combination of the foregoing, or any other institutional, or the like, lender who traditionally makes loans secured by real estate interests and is authorized to lend money in the Commonwealth of Massachusetts under Laws, or any other lender approved by the Landlord, such approval not to be unreasonably withheld.
ARTICLE 10
Assignment and Subletting
          10.1. Subletting. The Tenant may not sublet all or any portion of the Land without the prior written consent of the Landlord which consent shall not be unreasonably withheld, conditioned or delayed. If consent to a subletting is granted, such subletting conditions would include at a minimum, the proviso that (i) such subletting complies with all of the provisions of this Article 10; (ii) the sublease with the permitted subtenant is in all respects consistent with, and in accordance with, this Lease, including without limitation Section 2.1 hereof and (iii) the following information and documentation is provided to the Landlord at least thirty (30) days prior to the effective date of such subletting:
A.	The name of the proposed subtenant and a copy of the proposed form of sublease (with a duly executed copy of such sublease to promptly follow upon execution thereof);

B.	Evidence that the proposed subtenant’s business is in compliance with the Permitted Uses of the Land;

C.	Certificates of Good Standing (or certificates of qualification to do business in the Commonwealth of Massachusetts if such subtenant is a foreign entity) of the proposed subtenant issued by the Secretary of the Commonwealth of Massachusetts;
          In the event of any subletting of all or any portion of the Premises, it shall be a condition of any such sublease that the subtenant agree in writing with the Landlord that the subtenant will not breach, nor cause the Tenant to breach, any of the provisions of this Lease. Furthermore, any such subletting shall not relieve the Tenant of its obligations under this Lease. Finally, it shall be a condition of any such subletting that: (i) each sublease shall be subject and subordinate to this Lease and the rights of the Landlord hereunder; (ii) any violation of any provision of this Lease, whether by act or omission by any subtenant shall be deemed a violation of such provision by the Tenant, it being the intention and meaning of the parties that the Tenant shall assume and be liable to the Landlord for any and all acts and omissions of any and all subtenants with respect to this Lease, provided, that this Lease shall not be terminated due to default of any subtenant so long as such default does not constitute or result in an Event of Default under this Lease; (iii) each such sublease shall provide that in the event this Lease is terminated prior to the expiration of such sublease, then at Landlord’s option, the subtenant thereunder will either attorn to the Landlord and waive any right the subtenant may have to terminate the sublease, or surrender possession thereunder as a result of the termination of this Lease, and the sublease shall terminate simultaneously with the termination or expiration of the Lease; and (iv) subject to the rights of any Leasehold Mortgagee hereunder, each sublease shall provide that in the event the subtenant receives a written notice from the Landlord stating that an Event of Default has occurred under this Lease, the subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the Landlord or as the Landlord may direct. No sublease shall affect the Permitted Uses. Any attempted sublease in violation of the terms of this Article 10 shall be void. Tenant shall not directly or indirectly collect or accept any payment of rent under any sublease for any period in excess of thirty (30) days in advance.
          10.2. Assignment.
          10.2.1 Except as otherwise provided in Article 9 hereof, the Tenant shall not, directly or indirectly, assign or otherwise transfer its interest under this Lease without the Landlord’s prior written consent, which may be withheld or granted in Landlord’s sole and absolute discretion, except as provided in subsection 10.2.1(c) below.
          (a) In the event that the Tenant obtains Landlord’s consent, it shall be a condition of any such assignment that: (i) each assignment shall be subject and subordinate to this Lease and the rights of the Landlord hereunder; and (ii) any violation of any provision of this Lease, whether by act or omission by any assignee shall be deemed a violation of such provision by the Tenant, it being the intention and meaning of the parties that the Tenant shall be liable to the Landlord jointly with such assignee for any and all acts and omissions of any and all assignees with respect to this Lease.
          (b) Notwithstanding the foregoing, however, Tenant may assign, transfer or otherwise alienate its entire interest under this Lease to an entity which is not a Prohibited Person (as defined in a certain Project Grant Agreement between the Landlord and the Tenant dated as of November 20, 2007, attached to this Lease as Exhibit E (the “Project Grant Agreement”)) and (a) is controlling, controlled by, or under common control with Tenant, (b) is the assignee under a so-called sale/leaseback transaction pursuant to which the assignee shall assume all obligations of Tenant hereunder and will remain jointly and severally liable with the assignee for Tenant’s obligations under this Lease and whereby Tenant shall be the sole tenant under this Lease, or (c) acquires, or to which there is transferred, whether by merger or otherwise, substantially all of the assets of Tenant or to an entity from which, whether by merger or otherwise, Tenant acquires all or substantially all of the assets of such entity (each, a “Merger or Acquisition Event”); provided, further, that promptly after such a Merger or Acquisition Event, Tenant shall notify Landlord of such event and provide Landlord with sufficient financial information to enable Landlord to determine that the new entity has the financial capability to fulfill Tenant’s obligations under this Lease. Within ten (10) days of such assignment under this Section 10.2.2(c), the Tenant shall execute and deliver to Landlord an assignment and assumption agreement whereby the successor tenant assume all obligations of Tenant under this Lease, and agrees with Landlord to be bound by all of the terms and provisions hereof.
          (c) In the event that the Leasehold Mortgagee holding the Exclusive Leasehold Mortgagee Rights (as defined in Section 9.4(f)) seeks to exercise its available remedies under its leasehold mortgage, then, as provided in Section 9.4(d) hereof, the commencement of such exercise shall be an automatic exercise by said Leasehold Mortgagee of the Tenant’s option to purchase the Land, and shall be subject to the provisions of Article 23 hereof, including without limitation the execution and delivery of the Purchase and Sale Agreement as contemplated by Section 23.1. However, in the event that said Leasehold Mortgagee commences such exercise, including without limitation the execution and delivery of the Purchase and Sale Agreement as contemplated by Section 23.1 hereof, but fails to acquire the Property on the closing date established under the Purchase and Sale Agreement, and such failure is soley and directly a result of a default by the Seller beyond any applicable notice and cure period, then annual Base Rent hereunder shall automatically increase to fair market rent for the Land, determined as provided in Schedule 9.4(d) hereof, and in such instance the subsequent assignment to a third party by said Leasehold Mortgagee hereunder shall be subject to Landlord’s prior written consent, such consent not to be unreasonably withheld as opposed to a sole discretion standard.
          10.3. Expenses of Landlord. Tenant shall pay all expenses incurred by the Landlord, including reasonable attorneys’ fees and disbursements, in connection with any request by the Tenant for consent by the Landlord to subletting or assignment of this Lease.
ARTICLE 11
Casualty Damage
          11.1. Restoration. In the event of a casualty to the Project, if the Tenant elects to restore the Project, then Tenant, at Tenant’s sole cost and expense, and with all due diligence, and without regard to the coverage, amount or availability of proceeds of any insurance, shall restore, repair, replace or rebuild the Project to the extent as Tenant shall determine necessary for the Permitted Uses, subject to receipt of any approvals required to effectuate such restoration and compliance with the requirements of this Lease. Prior to the commencement of any such reconstruction, Tenant shall provide the Landlord with documentation to substantiate funds available to return the Land to a safe and buildable condition with all structures and other improvements removed from the Land, unless otherwise elected by the Landlord.
          11.2. Conditions of Work. Except as otherwise provided in this Article 11, the conditions under which any Work is to be performed and the method of proceeding with and performing the same shall be governed by all of the provisions of Article 19.
ARTICLE 12
Eminent Domain and Public Dedication
          12.1. Total, Partial Taking; Termination of Lease. If, during the Term, there is any taking of all or any part of the Land and the Improvements or any interest in this Lease by (i) the taking or condemnation by any public or quasi-public authority, or private corporation or individual having the power of condemnation (“Condemnor”) of the title to or the possession or use of all or part of the Land by virtue of eminent domain or for any public or quasi-public use and (ii) a voluntary sale or transfer by the Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending (“Condemnation”), the rights and obligations of the Landlord and the Tenant shall be as follows:
          12.1.1 Total Taking.
          If title to the whole or substantially all of the Land and Improvements shall be taken by Condemnation, this Lease shall terminate and expire on the date of such Condemnation and the

Additional Rent reserved shall be apportioned and paid to the date of such Condemnation, except that, if not reduced or eliminated due to the Tenant seeking a real estate tax abatement proceeding in accordance with applicable Laws, the Tenant shall pay the Impositions due as of the date of the Condemnation, including without limitation any amounts due under the TIF Agreement up to the date of such Condemnation. There shall be no adjustment or reapportionment of Base Rent.
          12.1.2 Partial Taking.
          If title to less than the whole or substantially all of the Land and Improvements shall be taken by Condemnation and the portion of the Land and Improvements remaining is not of a size to permit the Premises to be used for the Permitted Uses with the amount of the total compensation, sums or anything of value awarded, paid or received in a total or a partial Condemnation Award (an “Award”) available therefor so as to constitute the same economic value and usefulness as immediately before such Condemnation, the Tenant or the Landlord may, at their option, terminate this Lease within ninety (90) days after such condemnation by serving upon the other party at any time within said ninety (90) day period, a thirty (30) day written notice of such party’s election to so terminate accompanied by a certificate of such party showing, in detail, that the remaining portion of the Land and Improvements are not of a size to permit the Land and Improvements to be used for the Permitted Uses so as to constitute the same usefulness as immediately before such Condemnation. Upon such termination, the Tenant shall not be entitled to any abatement or reduction of Base Rent under this Lease.
          12.1.3 Distribution of Award.
          In the event of a Condemnation and the termination of this Lease, the Award shall be distributed according to the following priority:
          (a) First, to the Leasehold Mortgagee in the amount of the outstanding amount under, and all other sums secured by, its Leasehold Mortgage, but only to the extent that such sums do not exceed the value of the Tenant’s interest in the Improvements, determined at the time of such condemnation was granted;
          (b) Second, to the Tenant in the amount of its interest in the Improvements, less any amounts in respect thereof distributed to any leasehold mortgagee under (a) above;
          (c) Third, to the Landlord and the Tenant in the proportion which the value of Landlord’s reversionary interest in the Land, and the value of the Tenant’s leasehold estate hereunder, respectively, bears to the total of the two, until an amount equal to the value of the Tenant’s leasehold estate less the amount distributed to its Leasehold Mortgagee under clause (a) above has been distributed to the Tenant; and
          (d) the balance (if any) of the Award to the Landlord.
          Any payments to be made to the Tenant under the provisions of this Section 12.1.3 are subject to the condition that no Event of Default, and no condition or circumstance which with the giving of notice or the passage of time would constitute an Event of Default hereunder, exists on the Termination Date and if any such Event of Default or condition or circumstance should then exist, the amount of said payments due to the Tenant shall be reduced by such amount as may be reasonably required to remedy any such Event of Default or condition or circumstance.

          12.2. Partial Taking — Lease Continues. In the event of a Condemnation that does not result in a termination of this Lease, the Term of this Lease shall not be reduced or affected in any way. The Tenant shall, after any such Partial Taking, and at its sole cost and expense, repair or cause the repair of any damage caused by such Partial Taking in conformity with the requirements contained or referred to in Section 11 hereof as to restoration after a casualty, or at Tenant’s option make the Land safe and buildable, so that the Land will be in compliance with the standards contained in said Section 11. (Such repairs or restoration, including any changes and alterations and including temporary repairs, are referred to in this Section 12.2 as the “Work”.) Upon completion of such restoration, any remaining portion of the Award will be paid (i) first, to the Landlord to the extent of the value of the Landlord’s interest in the Award (based upon the value of the Landlord’s reversionary interest in the Land as encumbered by this Lease) and (ii) thereafter to the Tenant. If the cost of the Work exceeds the amount of the Award, the deficiency shall be paid by the Tenant.
          12.3. Intentionally Deleted.
          12.4. Restoration of the Land. In the event of a Condemnation which does not result in a termination of this Lease and this Lease is otherwise in full force and effect, the Tenant, at its sole cost and expense shall proceed with reasonable diligence and continuously to repair and restore the remaining part of the Premises to a condition sufficient for the Permitted Uses and so as to be in compliance with all Laws.
          12.5. Intentionally Deleted.
          12.6. Intentionally Deleted
          12.7. Abatement of Base Rent. There shall be no adjustment or abatement of Base Rent as a result of a Condemnation.
          12.8. Temporary Taking. If the whole or any part of the Land or of the Tenant’s interest in this Lease shall be taken by Condemnation for a temporary use or occupancy, the Term shall not be reduced or affected in any way and the Tenant shall be liable for all obligations under this Lease, including the payment of the Base Rent and Additional Rent, without reduction or abatement, in the manner and at the times herein specified and, except only to the extent that the Tenant is prevented from so doing pursuant to the terms of the order of the Condemnation, the Tenant shall continue to perform and observe all of the other covenants and agreements hereof as though such Condemnation had not occurred. In the event of any such Condemnation for a temporary use or occupancy, the Tenant shall be entitled to receive the entire amount of any Award whether such Award is paid by way of damages, rent or otherwise, unless such period of temporary use or occupancy shall extend beyond the Term in which case such Award, after payment to the Landlord therefrom of the estimated cost of restoration of the Land to the extent that the Award is intended to compensate for damages to the Land (unless the Tenant restores the Land in which event such portion of the Award attributable to the cost of restoration shall be the property of the Tenant), shall be apportioned by the Landlord and the Tenant as of the termination date in the same ratio that the part of the entire period for which such compensation is made falling before the termination date and that part falling after, bear to such entire period.
          12.9. Rights of Participation. Each party shall have the right, at its own expense, to appear in a Condemnation proceeding and to participate in any and all hearings and trials.

          12.10. Notice of Proceeding. In the event Landlord or Tenant shall receive notice of any proposed or pending Condemnation affecting the Land, the party receiving such notice shall promptly notify the other party of the receipt and contents thereof.
ARTICLE 13
Intentionally Omitted
ARTICLE 14
No Broker Representation
          The Tenant represents and warrants to the Landlord that the Tenant has not dealt with any broker or other person who might be entitled to a commission or similar fee in connection with this Lease or any transaction contemplated hereby or referred to herein. The Tenant hereby agrees to indemnify the Landlord and to hold it harmless from and against any and all loss, liability, claim, cost or expense (including Legal Costs) arising from a breach of the aforesaid representation of the Tenant.
          The Landlord represents and warrants to the Tenant that the Landlord has not dealt with any broker or other person who might be entitled to a commission or similar fee in connection with this Lease or any transaction contemplated hereby or referred to herein. The Landlord hereby agrees to indemnify the Tenant and to hold it harmless from and against any and all loss, liability, claim, cost or expense (including Legal Costs) arising from a breach of the aforesaid representation of the Landlord.
ARTICLE 15
Quiet Enjoyment
          The Landlord agrees that if Tenant shall pay the Base Rent and Additional Rent and perform, fulfill and observe the other obligations and liabilities of Tenant herein, subject to Tenant’s available notice and cure rights hereunder, Tenant shall peacefully and quietly have, hold and enjoy the Land without any manner of hindrance or molestation by the Landlord or anyone lawfully claiming by, through or under the Landlord, subject to all of the provisions of this Lease.
ARTICLE 16
End of Term
          Upon the expiration or other termination of this Lease, including without limitation pursuant to the Tenant’s Termination Option (as defined in Article 1.2 hereof), Tenant shall quit and surrender to the Landlord the Land, and Tenant shall demolish all buildings, structures and fixtures on the Land and shall return the Land free of all buildings, structures and other improvements and in a safe and buildable condition; provided however that the Landlord shall have the option of requiring, within ninety (90) days prior to the end of the term of this Lease or within fifteen (15) days prior to any unscheduled termination of this Lease, that the Tenant surrender the Land with all buildings, structures and other improvements thereon, broom clean, in good order and condition, and Tenant shall remove all of its movable personal property therefrom, including all equipment specific to the Permitted Uses by the Tenant. Notwithstanding anything to the contrary in this Article, the Tenant shall be required to remove all tanks located on the Land.

ARTICLE 17
Default
          17.1. Events of Default. An “Event of Default” shall occur: (a) if the Tenant shall neglect or fail to perform any of the monetary covenants, terms and provisions contained in this Lease on Tenant’s part to be performed or observed as of the due date therefor; provided however that an Event of Default shall not be deemed to have occurred until thirty (30) days after the Tenant shall have received notice from the Landlord that such monetary covenant, term or provision has not been complied with and continues uncured after the expiration of such thirty (30) day period, or (b) if a default be made by Tenant in the performance or observance of any of the covenants, terms or provisions contained in Sections 10.1 or 10.2 and such default is not cured within thirty (30) days after the Tenant shall have received notice from the Landlord that such covenant, term or condition has not been complied with, or (c) if the Tenant shall neglect or fail to perform its obligations under Article 5 to effect, maintain or renew any insurance coverages provided for in Article 5 within three (3) business days after receipt of notice of default from the Landlord, or (d) if the Tenant shall neglect or fail to perform any of the other non-monetary covenants, terms or provisions contained in this Lease on the Tenant’s part to be performed or observed within thirty (30) days after receipt of notice of default from the Landlord, or such additional time beyond said 30-day period after receipt of notice of default from the Landlord, as may be reasonably required to correct any non-monetary default, provided, in connection with any cure period exceeding thirty (30) days, that the Tenant is diligently and continuously pursuing a timely cure for such non-monetary default and such non-monetary default is of a nature which is susceptible of cure and is not of a nature which could result in criminal sanctions or a forfeiture of the Landlord’s interest in the Land and does not constitute a threat to public health or safety as reasonably determined by the Landlord which has not been addressed by the Tenant securing the Land and making the Land safe such that, in the Landlord’s judgment reasonably exercised, no such threat exists, provided however that in the event that the Landlord has determined that such threat to public health or safety exists at the Land and the Tenant claims that such threat cannot be addressed and rectified by the Tenant because of the existence of an event constituting Force Majeure affecting only the Tenant, then the Tenant shall notify the Landlord of same and the Landlord shall then have the right, but not the obligation, to address and rectify such threat, with the costs thereof, including Legal Costs, to be paid by the Tenant in advance or (e) if Tenant’s estate shall be sold upon execution or if Tenant shall be adjudicated bankrupt or insolvent, or if a receiver, trustee, or liquidating officer shall be appointed with respect to the Land and is not discharged within ninety (90) days after appointment, or if Tenant shall make an assignment for the benefit of its creditors by trust mortgage, or otherwise, or if Tenant shall file a voluntary petition in bankruptcy or insolvency under any bankruptcy or insolvency law now in force or hereafter enacted (Federal, State, or otherwise), or if any such petition shall be filed involuntarily against Tenant and if such petition shall not be discharged within ninety (90) days after its filing.
          17.2. Indemnity and Hold Harmless Provision. If an Event of Default shall occur, without limiting any other rights or remedies the Landlord may have at law or in equity (the Landlord expressly reserving the right to injunctive relief and/or specific performance) or under this Lease, the Tenant shall indemnify and hold the Landlord harmless from all loss of Base Rent, Additional Rent, damages, costs (including Legal Costs), and expenses which the Landlord may incur from time to time by reason of the occurrence of the Event of Default, together with interest on any unpaid rent at an annual rate which shall be as provided in Section 22.10 hereof from the date on which the same shall be first due and payable, upon demand of the Landlord until the date paid.

          17.3. Landlord’s Right to Repossess. Subject to the rights of any Leasehold Mortgagee specified in Sections 9.4 (a) and (c) hereof (provided that such Leasehold Mortgagee has complied with all of its obligations under this Lease), should any Event of Default occur, then, notwithstanding any former breach of covenant or waiver of the benefit hereof or consent in a former instance, the Landlord lawfully may, in addition to any and all rights and remedies otherwise available to the Landlord at law, in equity, and under this Lease, all of which are cumulative, and which the Landlord expressly reserves, and which may be exercised by Landlord sequentially or concurrently in any order, immediately or at any time thereafter, and without demand or notice, enter into and upon the Land or any part thereof in the name of the whole and repossess the same as of the Landlord’s former estate, and expel the Tenant and those claiming through or under it and remove its or their effects (forcibly if necessary) without being deemed guilty of any manner of trespass, and without prejudice to any rights or remedies which might otherwise be used for arrears of Additional Rent or preceding breach of covenant and/or the Landlord may send written notice to Tenant terminating the Term of this Lease; and upon the first of such notice of termination, the Term of this Lease shall terminate. The Tenant covenants and agrees, notwithstanding any termination of this Lease as aforesaid or any entry or reentry by the Landlord, whether by summary proceedings, termination or otherwise, that the Tenant shall be and remain liable for Base Rent paid to the Landlord under this Lease (and there shall be no abatement or refund of any portion of the Base Rent) and the Additional Rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered as aforesaid, and whether the Land be re-let or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof. The Landlord shall have no obligation to re-let the Land and shall have no obligation to mitigate damages upon the occurrence of an Event of Default hereunder. Any such re-letting of the Land by the Landlord shall be for the benefit of the Landlord.
ARTICLE 18
As Is Delivery Of The Land
The Tenant acknowledges that Tenant is accepting the Land in its AS IS condition, without warranty or representation of any kind by the Landlord.
ARTICLE 19
Design and Construction of Initial Improvements
          19.1. Compliance with Permits, Etc.; Soil Management Plan; Definition of “Initial Improvements”. All Initial Improvements and any Optional Improvements (as hereinafter defined in Section 20) to the Land and any future changes thereto shall be in conformity with this Lease, including all applicable Laws, and in conformity with all of the schematic plans and approvals of the DEC, including without limitation the Unified Permit, and any other relevant permitting authority, and the design approval requirements under the Barnum Road Master Plan dated October 25, 2001. Under no circumstances shall soil be removed from the Land without the prior approval of the Landlord, such approval not to be to be unreasonably withheld or delayed. Any soil to be removed from the Land must be characterized in accordance with the General Excavated Soil Management Plans, Devens, Massachusetts, prepared by Haley & Aldrich, Inc. (November 1996), as amended in March 2000, prior to removal, as well as any applicable Environmental Law, and Landlord’s policies and procedures of general applicability regarding UXO screening, prior to removal. The Tenant shall first offer any clean soil to Landlord, for no consideration. Landlord shall be responsible for removing the stock piled clean soil at Landlord’s sole cost and expense, within a reasonable amount of time after receipt of notice from Tenant of the availability of the stock piled soil and verification that the soil is in fact clean under the Massachusetts Contingency Plan (310 CMR 40.000). In the event that the Landlord does not desire the clean soil, Tenant shall remove the soil at its sole cost and expense. Clean soils shall be defined for purposes of this paragraph as soils that do not contain Oil or Hazardous Materials (as that term is defined in the MCP) at or above Method 1, S-1 standards. Without limiting the effect of any other provision of this Lease, Tenant shall and hereby does agree to indemnify, defend and hold harmless Landlord against any and all damage, cost, expense, claim, action or liability arising from or relating to the removal any soil from the Land and any contamination caused by Tenant’s contractors or agents, removal, transportation and/or disposal of the soils. “Initial Improvements” shall mean the construction of the first phase of a facility for the design, manufacture and assembly of products for renewable energy technologies and related functions including research and development, warehousing and administration as well as associated parking, driveways, storage areas, loading bays and site utilities, subject to and in compliance with the Unified Permit, but not including improvements to be constructed or installed on the Land which shall be Optional Improvements under Article 20 hereof.
          19.2. Permits; Due Diligence. It shall be the Tenant’s responsibility to obtain and pay for any and all permits, inspections, and local approvals (including the construction permits and the building permit) necessary to construct the Initial Improvements in accordance with applicable Laws, and any other alterations or improvements permitted by this Lease and necessary to use the Land and the Initial Improvements. If requested by the Tenant, the Landlord shall cooperate with the Tenant in all reasonable respects at no cost to the Landlord necessary to authorize the Tenant to apply for such permits, inspections and local approvals, and the Landlord shall not be required to incur any costs or any other liability in connection therewith.
          19.3. Contracts for Construction of Initial Improvements. As used in this Article, the term “contractor” shall mean any person or entity who provides labor and/or materials for the construction, repair, restoration or rehabilitation of any portion of the Land or Initial Improvements, whether or not paid by the Tenant, but excluding third-party materials suppliers.
          The Tenant shall select one or more qualified contractors to construct the Initial Improvements, which contractor shall be subject to the approval of the Landlord, such approval not to be unreasonably withheld, delayed or conditioned, at least ten (10) business days prior to the commencement of any construction in the Land. The Landlord approves Turner Construction Company. The Tenant shall provide the Landlord with such documentation as is reasonably satisfactory confirming that the Tenant has the funds available to construct any such Initial Improvements and a copy of the construction contract for the Initial Improvements reflecting the relevant terms thereof, including the costs to construct the Initial Improvements.
          19.4. General Provisions Governing Construction of Initial Improvements.
          (a) No contractor shall commence construction of any Initial Improvement until the building permit and all other permits, certificates, and approvals required by Laws for the commencement of such construction have been issued and remain in effect.
          (b) Once commenced, the construction of each of the Initial Improvements shall be prosecuted continuously and with diligence, subject to the provisions of Section 19.8 with respect to Force Majeure to the extent that the Tenant is prevented by circumstances beyond its control from exercising its rights of self-help with respect thereto.
          (c) When any construction of Initial Improvements is in progress, the Tenant shall require its contractors to maintain (i) worker’s compensation insurance in the amounts required by Laws (or reasonably comparable insurance if such insurance is no longer available), (ii) builder’s risk (or such reasonably comparable insurance) insurance on an “all risk” basis (including collapse) insuring against casualty to such construction for full replacement value of the work performed and the equipment, supplies and materials furnished and stored, unless such insurance coverage is provided under policies carried by the Tenant, (iii) automobile liability in the minimum amounts required by Laws, and (iv) public liability insurance within limits in an amount reasonably satisfactory to the Landlord as indicated by the Landlord from time to time in writing, but in no event less than $2,000,000, and including personal property, fire and extended risk. All such insurance in (iii) and (iv) shall name the Landlord as an Additional Insured thereunder.
          (d) During any construction of Initial Improvements, the Tenant shall comply at all times with the provisions of Schedule 1.2 hereof.
          19.5. Time for Commencement and Completion of Initial Improvements; Conditions Precedent to Commencement of Construction. Notwithstanding any provision of this Lease, including any applicable cure period for a default or Force Majeure, construction of the Initial Improvements shall be completed in accordance with applicable Laws, including the State Building Code and a Certificate of Occupancy issued by the appropriate Governmental Authority upon final completion thereof. The Tenant shall commence construction of the Initial Improvements within sixty (60) days of the Commencement Date and shall complete construction of the Initial Improvements with all reasonable diligence by within twenty-four (24) months of the date hereof. Upon the request of the Landlord, the Tenant shall keep the Landlord apprised of the progress of the Initial Improvements from time to time. Notwithstanding the foregoing, the Tenant shall not commence construction of the Initial Improvements until the following conditions have been met, to the satisfaction of the Landlord:
          (a) No Event of Default by the Tenant then exists hereunder;
          (b) The Tenant shall have complied in all material respects with all applicable Laws, and in conformity with all of the schematic plans and approvals of the DEC, including without limitation the Unified Permit, and the design approval all as more fully detailed on Schedule 19 and shall have obtained all other permits and approvals necessary for the commencement of construction and all appeal periods with respect thereto shall have expired without appeal (collectively, the “Phase I Permits”);
          (c) The Tenant shall have delivered to the Landlord, as assurance that the construction of the Initial Improvements will be fully completed and paid for in accordance with the Phase I Permits the following: (i) copies of a fully-executed guaranteed maximum price contract for the construction of the Initial Improvements; (ii) a sources and uses schedule (or such other evidence as may be satisfactory to the Landlord in its sole and absolute discretion) demonstrating the availability of sufficient funds to construct the Initial Improvements; and (iii) payment and performance bonds of the general contractor (or such other evidence as may be acceptable to the Landlord in its sole and absolute discretion assuring the full payment for and completion of the construction of the Initial Improvements; and
          (d) All other documents, agreements, affidavits and certifications required to be executed and delivered by the Landlord, the tenant, any governmental agency or any third party, in connection with this Lease, the Project Grant Agreement, the TIF Agreement and the transaction contemplated thereby shall have been fully executed in a form satisfactory to the Landlord and delivered.
     19.6. Force Majeure. “Force Majeure” as used herein shall have the meaning given to such term in Section 22.15 hereof.
     19.7. Substantial Completion. “Substantial Completion” shall be deemed to have occurred when construction of the building and site improvements as provided for under the Unified Permit for the first phase of the Project or other applicable approvals has been completed such that all buildings and related infrastructure and site work have been completed (except to the extent of landscaping and similar items that are subject to seasonal conditions and excluding all interior fixtures and equipment), and all completion certificates or similar documentation required under any approval have been issued by the appropriate Governmental Authority.
19.8. Signage. The Tenant shall seek and receive the prior written approval of the Landlord and the DEC prior to erecting any signs of any size on the exterior of any Improvements on the Land. Upon the Expiration Date or earlier termination of the Lease, the Tenant shall remove, at its sole expense, any signs erected by the Tenant. The Tenant shall, in addition, be required to comply with all other applicable Laws relating to the erection and approval of signs.
ARTICLE 20
Alterations and Optional Improvements; No Landlord Obligations to Make Initial Improvements or Optional Improvements
     20.1. Conditions for Making Tenant Alterations and Optional Improvements. The Tenant shall have the right to make alterations, additions and changes to the Land, provided that same are consistent with the Tenant’s ability to operate the Land for the Permitted Uses (collectively “Optional Improvements”), on the following terms and conditions:
          (a) Except for Optional Improvements which (i) cost less than $100,000 (subject to adjustment as provided in Section 11.1 hereof), or (ii) do not involve significant structural, mechanical or electrical alterations or alterations that would be subject to Design Review as set forth in Schedule 19, whether or not such threshold cost is exceeded, such as the re-arrangement of internal walls of the Initial Improvements, the Tenant shall not undertake construction of any Optional Improvement, including the demolition, erection, addition or material alteration of any building or structure, roadway, walkway, utility, sewer or drain main, exterior sign, parking area, or landscaped area, without furnishing to the Landlord any construction plans prepared by or on behalf of the Tenant in connection with such Optional Improvements, together with a project certificate reasonably acceptable to the Landlord from an architect or engineer overseeing the construction of such improvements (the “Project Certificate”) that such Optional Improvements are in full compliance with Laws, including the then applicable zoning laws of the DEC.

          (b) The provisions of Sections 19.1, 19.2, 19.3, 19.4 19.5 (except only for the specific time limits provided therein with respect to commencement and completion of construction of the Optional Improvements), 19.6 and 19.8 of this Lease shall apply with full force and effect to the design and construction of any Optional Improvement undertaken pursuant to this Article 20.
          (c) The Landlord shall have no obligations, responsibilities, liabilities or duties whatsoever with respect to the design, construction, maintenance, repair, management, insurance, safety, alteration or care or compliance with Laws of any of the Initial Improvements or Optional Improvements or the Land generally, including without limitation the building and other improvements located on the Land as of the date hereof, the responsibility for which the Tenant hereby expressly assumes.
          (d) To the extent that the Tenant decides to design and construct Optional Improvements on Lot 2 consisting of a so-called “Tank Farm” and related infrastructure (collectively, the “Tank Farm Improvements”), in addition to all of the permitting requirements imposed under Articles 19 and 20 and otherwise hereunder, the Tenant acknowledges and agrees that Tenant shall relocate and reconstruct the access road and trail system lying south of the Land to a location approved in advance by the Landlord, and shall comply with all requirements of the applicable unified permit, including without limitation design review and screening requirements.
          (e) The Landlord acknowledges it has approved the so-called second phase of the Project as identified in the Unified Permit.
ARTICLE 21
Ownership of Improvements
          At all times during the Term, (i) the Landlord shall continue to have title to the Land and (ii) the Tenant shall have title to all improvements constructed by the Tenant upon the Land, subject to the provisions of this Lease upon termination thereof. Upon the Expiration Date or earlier termination of this Lease, the Tenant shall execute and deliver to the Landlord, unless the Landlord has requested and the Tenant has completed demolition of the Improvements, or Tenant is otherwise required to demolish the Improvements in accordance with Article 16 hereof, a bill of sale for all the Improvements and fixtures then existing on the Land and owned by the Tenant, in form for filing with the Registry. Upon the Expiration Date or a termination of this Lease prior to the Expiration Date, the Landlord shall have the right to file a certificate with the Registry to the effect that this Lease has expired or terminated in accordance with its terms and such Certificate shall forever estop the Tenant under this Lease or at law or in equity from asserting any rights of the Tenant hereunder and upon the filing of such Certificate, full title to the Improvements then existing on the Land shall automatically, without more, vest in the Landlord.
ARTICLE 22
Miscellaneous Provisions
          22.1. Nondiscrimination.

          (a) Tenant shall not discriminate against any qualified employee, applicant for employment, subcontractor or any person or firm seeking to provide goods or services to the Tenant, nor shall Tenant deny any person access to the Premises or to any activities or programs carried out pursuant to this Lease because of the race, color, national origin, ancestry, age, sex, religion, physical or mental handicap, or sexual orientation. The Tenant shall comply with all applicable federal and state statutes, rules and regulations prohibiting discrimination in employment.
          (b) Tenant shall give consideration to the extent practicable to encouraging recruitment of minorities, women, disabled persons and Vietnam-era veterans for the Project.
          (c) Tenant shall give consideration to the extent practicable to contacting, encouraging and utilizing minority- and women-owned business enterprises in the procurement of materials and equipment for the Project.
          22.2. Intentionally Deleted.
          22.3. The Landlord’s Liability; The Tenant’s Liability. No official, employee or consultant of the Landlord shall be personally liable to the Tenant or to any successor in interest or person claiming through or under the Tenant in the event of any default or breach of this Lease, or for any amount which may become due or on any claim, cause or obligations whatsoever under the terms of this Lease. All claims against the Landlord shall be governed by the provisions of this Lease. No officer, director, or employee of the Tenant shall be personally liable to the Landlord or to any successor Landlord in the event of any default or breach of this Lease, or for any amount which may become due or on any claim, cause or obligations whatsoever under the terms of this Lease.
          22.4. Status Report. The Landlord and the Tenant agree at any time and from time to time, upon not less than fifteen (15) business days prior written request by the other, to execute, acknowledge and deliver to the other a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that either under the Lease there is no default and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, or that a default exists under this Lease and specifying the nature thereof, the dates to which the Base Rent and other charges have been paid in advance, and such additional items as a prospective subtenant or leasehold mortgagee or any prospective assignee of the Tenant or of any subtenant, subleasehold mortgagee or leasehold mortgagee may reasonably require. It is intended that any such statement delivered pursuant to this Section 22.4 may be relied upon by any prospective subtenant or leasehold mortgagee or any prospective assignee of the Tenant or any subtenant or leasehold mortgagee.
          22.5. Provisions Binding. The term “Landlord” wherever used in this Lease shall be deemed to mean the body politic, or the corporation, persons or other legal entity holding the rights of the Landlord under this Lease at the time in question, and it is understood and agreed that the covenants and agreements contained herein shall be binding upon the Landlord and its successors only with respect to breaches occurring during the Landlord’s and the Landlord’s successors’ respective ownership of the entire interest of the Landlord hereunder. The term “Tenant” wherever used in this Lease shall be deemed to mean the limited liability company, corporation, persons or other legal entity holding the rights of the Tenant under this Lease at the time in question.

          The Tenant specifically agrees that any recovery to it under this Lease shall be limited to a maximum amount equal to the value of the Landlord’s interest in the Land. In any event it is specifically agreed that neither the Landlord nor its constituent agencies or other divisions shall ever be liable to the Tenant for any such judgment in excess of such maximum amount, and in no event shall the Landlord or its constituent agencies or other divisions ever be liable to the Tenant for indirect or consequential damages.
          Except as set forth above, all of the covenants, agreements, stipulations, provisions, conditions, options and obligations herein expressed and set forth shall be considered as running with the Land and shall (unless herein otherwise specifically provided) extend to, bind and inure to the benefit of, as the case may require, the successors and assigns of the Landlord and the Tenant, respectively, or their successors in interest, as fully as if such words were written whenever reference to the Landlord and the Tenant occur in this Lease. The reference contained to successors and assigns of Tenant is not intended to include subtenants or to constitute a consent to an assignment by Tenant not otherwise permitted hereunder. In no event shall the Landlord or the Tenant be liable to the other for indirect or consequential damages under this Lease.
          22.6. Invalidity of Particular Provisions. If any term or provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.
          22.7. Filing of a Memorandum of Lease . Both the Landlord and the Tenant consent to the filing of a Memorandum of Lease with respect to this Lease with the Registry of Deeds, substantially in the form of Exhibit F (the “Memorandum of Lease”).
          22.8. Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any provisions, condition or agreement contained in this Lease, to be performed by the other, shall ever be deemed to be a waiver of such provisions as to any subsequent event constituting nonperformance or observance by such party. All waivers shall be in writing, contain the word “waiver”, and specifically identify the obligation or other provision of this Lease being waived in order to be effective.
          22.9. Landlord’s Right of Self-Help. As an additional alternative remedy to the other remedies provided for in this Lease, the Landlord shall have the right (but not the obligation) to cure any Event of Default for and on behalf of the Tenant (a) relating to the Tenant’s obligations regarding insurance, maintenance, repair and use of the Land, or (b) relating to the obligations of the Tenant to comply with Laws, including, without limitation, such Laws as are applicable to Hazardous Materials, or (c) relating to the obligations of the Tenant to discharge liens (or bond off such liens or otherwise remove them of record), if such default, if not promptly cured, results, or can reasonably be anticipated to result, in a dangerous, unhealthy or unsafe condition at the Land, or in a forfeiture, condemnation or loss of the interest of the Landlord in the Land, provided however that the Landlord’s right of self-help shall not be exercised by the Landlord prior to providing the Tenant with an additional notice of the Landlord’s intention to exercise its right of self-help and, so long as the Landlord has determined that there is no imminent threat to public health or safety, providing the Tenant with an additional cure period, not to exceed seven (7) days. Expenses of the Landlord incurred in exercising its rights under this Section 22.9, shall be Additional Rent hereunder. The Landlord shall not incur any liability as a result of any exercise of the rights under this Section 22.9, and the Tenant shall indemnify and hold the Landlord harmless from all costs, claims, losses and liabilities in any way relating to the same, including “Legal Costs” as hereinafter defined in Section 22.17. Any amount payable by the Tenant to the Landlord pursuant to the provisions of this Section 22.9 shall be paid within thirty (30) days of receipt of a bill for such amount from Landlord.
          22.10. Interest. All payments becoming due under this Lease and not paid when due shall bear interest from the applicable due date until received by Landlord at the lesser of: (i) four percent (4%) per annum above the base rate announced from time to time by Bank of America (or in the event that such bank ceases to exist to issue such a rate, a comparable rate of a comparable financial institution); or (ii) the maximum annual amount permitted by applicable Law.
          22.11. Amendments. All negotiations, considerations, representations and understandings among the Landlord and the Tenant are incorporated herein and may be modified or altered only by agreement in writing between the Landlord and the Tenant.
          22.12. Governing Law. This Lease shall be governed exclusively by the provisions hereof and by the substantive laws of The Commonwealth of Massachusetts, without reference to its conflict of laws provisions.
          22.13. Notices. Any notice or other communication required or permitted hereunder, shall be given in writing and delivered by hand, by overnight courier (including Federal Express and similar recognized overnight delivery services) or by express mail or certified mail-return receipt requested, and shall be deemed given or made upon the earlier of (i) actual receipt or actual refusal of the addressee to accept delivery of such notice or communication (ii) the date of deposit with any such overnight courier, all charges prepaid, or (iii) the day same is deposited in the mails, all charges prepaid, addressed as set forth below, or at any other address that such party may hereafter specify from time to time in writing.

If to the Landlord:	Massachusetts Development Finance Agency
160 Federal Street
Boston, MA 02110
Attn.: General Counsel

With a copy to:	Diane M. McDermott, Esq.
McCarter & English, LLP
265 Franklin Street
Boston, MA 02110

If to the Tenant:	Evergreen Solar, Inc.
138 Bartlett Street
Marlborough, MA 01752
Attn: Richard Chleboski, Vice President

With a copy to:	Goodwin Procter, LLP
53 State Street
Exchange Place

Boston, MA 02109
Attn: R.J. Lyman, Esquire
Eric Labbe, Esquire
          Wherever in this Lease notice or requests to Landlord must be given in accordance with Section 22.13 and a response is required with a specified period of the envelopes containing the notice or request shall bear on the outside thereof, and the first page of such notice at the top of such page, the following legend, printed in bold-face type in a font of at least 14 points in size:
NOTICE
THIS NOTICE REQUIRES REPLY.
WITHIN [ ] DAYS with the blank in such legend filled in with the number of days for notice or request referred to in the applicable Section of this Lease, as appropriate.
          22.14. Intentionally Deleted.
          22.15. Force Majeure. In any case where the Tenant is required to do any act other than the payment of money, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, strikes, unavailability of materials or equipment, unusually severe weather or other causes beyond the reasonable control of the Tenant shall not be counted in determining the time when the performance of such act must be completed.
          22.16. Survival of Certain Provisions. Notwithstanding any provision herein to the contrary, the provisions of Section 5.4, Section 9.4(d); Article 3 and Article 8 herein shall survive the expiration or earlier termination of this Lease.
          22.17. “Legal Costs” Defined. In the event that the Landlord chooses to be represented by counsel in its sole discretion, the Tenant’s indemnification and reimbursement responsibilities under any provision of this Lease, whether incurred in connection with a litigation matter or any other legal matter, shall include all court and litigation costs and alternative dispute resolution costs borne by the Landlord and reasonable legal fees, court and litigation costs and alternative dispute resolution costs and expenses charged by private counsel employed by the Landlord, all of which costs and expenses shall be defined herein collectively as “Legal Costs”.
ARTICLE 23
Tenant’s Option to Purchase
          23.1. Grant of Option; Option Period.
          (a) Landlord hereby grants to Tenant the option to purchase the Land upon the terms and conditions set forth herein (the “Option”):
          (b) The Term of this Option is for a period commencing upon execution hereof and terminating upon the expiration of the Initial Term of the Lease (the “Option Period”), as same may be sooner terminated in accordance with the express provisions of this Article 23 or by agreement of the parties. The last day of the Option Period is hereby defined to be the “Option Expiration Date”. If Tenant does not exercise the Option during the Option Period, this Option Agreement shall terminate upon the expiration of the Initial Term. Provided that the Tenant has timely exercised the Option during the Option Period, the Tenant shall have the right to remain in possession of the Land upon the expiration of the Initial Term subject to the terms and provisions of this Lease as then in effect and subject to compliance with the provisions of the Purchase and Sale Agreement attached hereto as Exhibit G (the “Purchase Agreement”).
          23.2. Purchase Notice and Deposit. Tenant may, subject to the terms and conditions hereof, exercise the Option in respect of the Land by delivering notice (the “Purchase Notice”), in writing to Landlord at the address set forth above, or at such other address as Landlord has provided to Tenant by written notice, at anytime during the Option Period. The Purchase Notice shall set forth the closing date, such date to be not later than ninety (90) days nor earlier than sixty (60) days after the date of such Purchase Notice, subject to extensions and/or earlier dates of closing as provided in the Purchase Agreement. Within thirty (30) days after delivery of the Purchase Notice, Landlord and Tenant shall work with each other in good faith to finalize the terms of and execute the Purchase Agreement, substantially in the form of Exhibit G hereto, modified to complete the relevant portions of such Purchase Agreement to reflect the specific terms of the Option exercise, and shall simultaneously with the execution of said Purchase Agreement deposit the amount of five percent (5%) of the then established Purchase Price (hereinafter defined) for the Land to be purchased, said deposit to be made in cash, by wire transfer or certified or cashier’s check (the “Purchase Deposit”) in escrow with the Boston, Massachusetts office of Tenant’s nationally recognized title insurance company (the “Escrow Agent”), all subject to the provisions of this Article 23 and in accordance with the terms of the Purchase Agreement (and all references in this Option Agreement to the Purchase Deposit shall include any interest earned thereon) and an escrow agreement reasonably acceptable to Landlord and Tenant.
          23.3. Purchase Price.
          The purchase price (the “Purchase Price”) for the Land if the Option is exercised shall be determined as follows:
          (a) The Purchase Price for the Tenant’s purchase of the Land in effect from the Commencement Date of this Lease through and including the fifth (5th) anniversary of the Commencement Date shall be $2,760,000.
          (b) From and after the fifth (5th) anniversary of the Commencement Date, the Purchase Price shall be the Purchase Price determined in accordance with the procedures noted in Schedule 23.3 hereof, PROVIDED, HOWEVER, the Purchase Price shall never be lower than the sum set forth in Section 23.3(a).
          23.4. Negative Covenant in Deed to the Land. In the event that the Tenant exercises the Option, then the Deed to the Land shall contain a negative covenant to the effect that if the Tenant sells the Land, the Tenant shall be required to repay to Landlord the proceeds then due under the grant issued by it pursuant to the Project Grant Agreement. The Deed shall also include appurtenant easement rights necessary for the Tenant to comply with its ongoing obligations under Article 20 regarding the Tank Farm Improvements to the extent that Tenant constructed or intends to construct the Tank Farm Improvements.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY. — SIGNATURES APPEAR ON FOLLOWING PAGE.]

     WITNESS the execution hereof, under seal, in any number of counterpart copies, each of which counterpart copies shall be deemed an original for all purposes, as of the day and year first above written.

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

Witness:	/s/ Richard W. Holtz	By:	/s/ Robert L. Culver Robert L. Culver, President and C.E.O. Executive Officer

EVERGREEN SOLAR, INC.

Witness:	/s/ Satvinder K. Dhami	By:	/s/ Richard Chleboski Richard Chleboski, Vice President

APPROVED AS TO FORM:

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/s/ Richard W. Holtz
Richard W. Holtz, General Counsel

GLOSSARY OF DEFINED TERMS
“Additional Rent” is defined in Section 3.5
“Advance Notice of Assignment” is defined in Section 10.2
“Appurtenant Easements” is defined in Section 1.1
“Army” is defined in Section 8.5
“Army Deed” is defined in Section 8.5
“Assignment and Assumption Agreement” is defined in Section 10.2
“Award” is defined in subsection 12.1.2
“Base Rent” is defined in Section 3.1
“Commencement Date” is defined in Section 1.3
“Condemnation” is defined in Section 12.1
“Condemnor” is defined in Section 12.1
“Contractor” is defined in Section 19.3
“DEC” is defined in Section 1.1
“Environmental Laws” is defined in Section 8.1
“EPA” is defined in Section 8.5
“Escrow Agent” is defined in Section 23.2
“Event of Default” is defined in Section 17.1
“Exclusive Leasehold Mortgagee Rights” is defined in Section 9.4
“Expiration Date” is defined in Section 1.3
“FFA” is defined in Section 8.5
“First Option Term” is defined in Section 1.5
“Forbearance Period” is defined in Section 9.4
“Force Majeure” is defined in Section 22.15
“Governmental Authority” is defined in Section 1.1
“Grantee” is defined in Section 8.5
“Hazardous Materials” is defined in Section 8.1

“Impositions” or “Imposition” is defined in Section 4.1
“Improvements” is defined in Section 1.1
“Initial Improvements” is defined in Section 19.1
“Initial Term” is defined in Section 1.3
“Insurance Proceeds” is defined in Section 5.2
“Land” is defined in Section 1.1
“Landlord” is defined in the first paragraph of the Lease
“Laws” is defined in Section 2.2(a)
“Leasehold Mortgage” is defined in Section 9.1
“Leasehold Mortgagee” is defined in Section 9.1
“Legal Costs” is defined in Section 22.17
“Lending Institution” is defined in Section 9.5
“Level One Plan” is defined in Exhibit A to this Lease
“Lot 2” is defined in Section 1.1
“Massachusetts Contingency Plan” or “MCP” are defined in Section 8.1
“Memorandum of Lease” is defined in Section 22.7
“Merger or Acquisition Event” is defined in Section 10.2.1(b)
“Net Insurance Proceeds” is defined in Section 11.3
“NPL” is defined in Section 8.5A.
“Option” is defined in Section 23.1(a)
“Option Expiration Date” is defined in Section 23.1(b)
“Option Period” is defined in Section 23.1(b)
“Optional Improvements” is defined in Section 20.1
“Permitted Encumbrances” is defined in Section 1.1
“Permitted Uses” is defined in Section 2.1

“Premises” is defined in Section 1.1
“Project” is defined in the Recitals of this Lease, beginning on page 1
“Project Certificate” is defined in Section 20.2
“Project Grant Agreement” is defined in Section 10.2.1(b)
“Purchase Agreement” is defined in Section 23.1(b)
“Purchase Deposit” is defined in Section 23.2
“Purchase Notice” is defined in Section 23.2
“Purchase Price” is defined in Section 23.3
“Registry” is defined in Section 8.5
“Remedial Work” is defined in Section 8.1
“Rent” is defined in Section 3.3
“Reserved Easements” is defined in Section 1.2
“ROD” is defined in Section 8.5D
“Second Option Term” is defined in Section 1.5
“Substantial Completion” is defined in Section 19.7
“Tank Farm Improvements” is defined in Section 20.1(d)
“Tenant” is defined in the first paragraph of the Lease
“Tenant’s Agents” is defined in Section 8.2(a)
“Tenant’s Indemnity” is defined in Section 8.3
“Tenant’s Termination Option” is defined in Section 1.2
“Term” or “Term of this Lease” is defined in Section 1.3
“TIF Agreement” is defined in Section 4.1
“Unified Permit” is defined in Section 2.1
“UXO Documents” is defined in Schedule 1.2
“UXO Protocol” is defined in Schedule 1.2
“Work” is defined in Section 11.2 and 12.2

SCHEDULE 1.1
PERMITTED ENCUMBRANCES
     1. Terms and provisions of the Quitclaim Deed from the United States of America acting by and through the Secretary of the Army to the Government Land Bank, predecessor-in-interest to MassDevelopment dated May 9, 1996 and recorded in the Worcester County Registry of Deeds (the “Registry”) in Book 17907, Page 1.
     2. Matters shown on plan entitled “Plan of Land Conveyed to the Government Land Bank by the Secretary of the Army, Ayer, Harvard & Shirley, MA.” dated May 9, 1996 and recorded with the Registry in Plan Book 703, Page 112.
     3. Terms and provisions of the Notice of Lease between the United States of America acting by and through the Department of the Army to the Government Land Bank dated May 9, 1996 and recorded with the Registry in Book 17922, Page 223.
     4. Terms and provision of the Quitclaim Deed of Parcel A.6 from the United States of America acting by and through the Department of the Army to Massachusetts Development Finance Agency dated June 18, 2002 and recorded with the Registry in Book 26844 Page 212.
     5. Federal Facility Agreement under CERCLA Section 120, along with Modification No. 1 dated March 27, 1996.
     6. Administrative Consent Order and Covenant Not to Sue, dated May 20, 1996.
     7. General Public Way Declaration Plan recorded with the Registry in Plan Book 822, Plan 22.
     8. Subdivision Regulations dated February 22, 1996 and recorded with the Registry in Book 17968, Page 179.
     9. Landlord’s Reserved Rights. The Tenant acknowledges that the Landlord and its successors will be developing the Devens Regional Enterprise Zone on an ongoing basis and that such development may involve the relocation from time to time of utility systems, roadways and other infrastructure (“Infrastructure”). The Tenant accepts the Land under this Lease subject to the provision that if any relocation or future development activities at Devens should require the location of additional Infrastructure provided such placement does not unreasonably interfere with the Tenant’s use of the Land.
     10. The provisions of the Barnum Road Master Plan dated October 25, 2001.

SCHEDULE 1.2
Notice of UXO, Asbestos, Underground Storage Tanks, Radon, Lead Based Paint, and
Wetlands Provisions
          Unexploded Ordinance. Tenant acknowledges that Devens is the site of a former active military installation, and that there is a possibility that unexploded ordnance (UXO) may be encountered during Tenant’s use and occupancy of the Land. Tenant also acknowledges the notices and provisions relating to UXO contained in the Army Deed pursuant to which the United States Army conveyed Devens to the Landlord, a copy of which has been provided to Tenant.
          Tenant’s due diligence with respect to UXO may include a review of all available records supplied by the Army to the Landlord or its agents relating to the presence or removal of UXO on the Land (the “UXO Documents”), which UXO Documents shall be made available to Tenant at reasonable times upon reasonable notice. Landlord makes no representation or warranty of any kind, nature or description whatsoever with respect to (a) the completeness or accuracy of the information contained in the UXO Documents, or (b) the presence or absence of UXO at the Land. Tenant acknowledges that Landlord has provided the UXO Documents as a convenience to Tenant, and that Tenant is not entitled to rely upon the UXO Documents. It is expressly agreed that nothing herein shall be deemed to preclude Tenant from making its own assessment of the Land for the presence of UXO as provided herein, provided, however, that any such assessment must be conducted in accordance with the terms of the Right of Entry Agreement and in accordance with the ACO as well as any and all applicable laws, rules, regulations, and requirements.
          Seller and Buyer hereby acknowledge that they have agreed on a UXO protocol governing the treatment and disposition of UXO on the Land (the “UXO Protocol”), a copy of which protocol is attached hereto as Exhibit A. Each of the Parties agrees to comply with its respective obligations under the UXO Protocol and to reasonably cooperate with the other in its implementation.
          Notice of Asbestos, Underground Storage Tanks, Radon, Lead Based Paint, and Wetlands.
     (i) Tenant is hereby informed and does acknowledge that friable and non-friable asbestos or asbestos containing materials (“ACM”) may be found on the Land;
     (ii) Tenant is hereby informed and does acknowledge that Underground Storage Tanks (“USTs”) have been located on the Land, but that known USTs have been removed;
     (iii) Tenant is hereby informed and does acknowledge that the Land may be affected by radon. Available and relevant radon assessment data pertaining to the Land is available from Tenant upon request;
     (iv) Tenant is hereby informed and does acknowledge that all buildings that are or had been located on the Land, all of which are believed to have been constructed or rehabilitated prior to 1978, are presumed to contain or have contained lead based paint;
     (v) The Land may contain wetlands which are protected under federal, state and local laws and regulations, including but not limited to, Article VII.C of the Devens By-laws, dated November 18, 1994. Upon execution of the Lease, the Tenant and its successors and assigns shall comply with such laws and shall comply with Article XII.C of the Devens By-Laws in its forms as of May 9, 1996, and as amended thereafter.

SCHEDULE 9.4(d)
DETERMINATION OF FAIR MARKET RENT
     Within ten (10) days after the Leasehold Mortgagee having the Exclusive Leasehold Mortgagee Rights fails to perform on the closing date established under the Purchase Agreement (as defined in Section 23.1), Landlord and Leasehold Mortgagee shall each choose an appraiser. Each party shall notify the other of the name and date of engagement of its appraiser. If either party fails to choose an appraiser within such time, the monthly Fair Market Rent will be determined by the appraiser chosen by the other party. All appraisers shall be impartial individuals having at least five (5) years’ experience in appraising commercial real estate in the vicinity of the Land. Each appraiser shall prepare an appraisal report and submit it to the party which hired it within thirty (30) days of its engagement. Each party shall promptly deliver a copy of its appraiser’s report to the other party.
     If the two appraisals of Fair Market Rent are within fifteen (15%) of each other, then the average of the two appraisals shall be the Fair Market Rent for the Land. If the two appraisals are not within fifteen (15%) percent of each other, then within fourteen (14) days after receipt by Landlord and Leasehold Mortgagee of both appraisal reports, the appraisers selected by Landlord and Leasehold Mortgagee shall agree on a third appraiser. If the appraisers are unable to agree on the third appraiser within such time, then the third appraiser shall be chosen by the Executive Director of the Greater Boston Real Estate Board, whose qualifications shall be consistent with those set forth above. The third appraiser shall perform an independent third appraisal and shall provide a copy of the appraisal to Landlord and Leasehold Mortgagee and their respective appraisers. The average of the two appraisals which are closest in value shall be the Fair Market Rent for the Land.
     Each party shall pay the costs of its appraiser and one-half of the costs of the third appraiser.

SCHEDULE 23.2
DETERMINATION OF FAIR MARKET VALUE
     Within ten (10) days after Landlord receives Tenant’s notice of the exercise of its election to exercise its Option, Landlord and Tenant shall each choose an appraiser. Each party shall notify the other of the name and date of engagement of its appraiser. If either party fails to choose an appraiser within such time, the Fair Market Value will be determined by the appraiser chosen by the other party. All appraisers shall be impartial individuals having at least five (5) years’ experience in appraising commercial real estate in the vicinity of the Land. Each appraiser shall prepare an appraisal report and submit it to the party which hired it within forty-five (45) days of its engagement. Each party shall promptly deliver a copy of its appraiser’s report to the other party.
     If the two appraisals of Fair Market Value are within fifteen (15%) of each other, then the average of the two appraisals shall be the Fair Market Value for the Land. If the two appraisals are not within fifteen (15%) percent of each other, then within fourteen (14) days after receipt by Landlord and Tenant of both appraisal reports, the appraisers selected by Landlord and Tenant shall agree on a third appraiser. If the appraisers are unable to agree on the third appraiser within such time, then the third appraiser shall be chosen by the Executive Director of the Greater Boston Real Estate Board, whose qualifications shall be consistent with those set forth above. The third appraiser shall perform an independent third appraisal and shall provide a copy of the appraisal to Landlord and Tenant and their respective appraisers. The average of the two appraisals which are closest in value shall be the Fair Market Value for the Land.
     Each party shall pay the costs of its appraiser and one-half of the costs of the third appraiser.

EXHIBIT A
Legal Description
     A certain parcel of land shown as Lot 2, containing approximately 23.11 acres of land, on a plan prepared by Chas. H. Sells, Inc. dated November 9, 2007, to be recorded with the Registry of Deeds with the Memorandum of Lease. The plan is entitled “Level I Subdivision Lot 2 Barnum Road” (the “Level One Plan”).